                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-39744


     THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUPPLEMENT (Subject to Completion)                Issued July 5, 2000
(To Prospectus dated June 30, 2000)

                                2,725,000 Shares
                             Quanta Services, Inc.

                                  COMMON STOCK
                            ------------------------
QUANTA SERVICES, INC. IS OFFERING SHARES OF ITS COMMON STOCK.
                            ------------------------
OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "PWR." ON JUNE 30, 2000, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK WAS $55.00 PER SHARE.
                            ------------------------
INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-7.
                            ------------------------
                              PRICE $      A SHARE
                            ------------------------

                                                                          UNDERWRITING
                                                             PRICE TO     DISCOUNTS AND   PROCEEDS TO
                                                              PUBLIC       COMMISSIONS       QUANTA
                                                           ------------   -------------   ------------
Per Share................................................       $               $              $
Total....................................................       $               $              $

                            ------------------------
Quanta Services, Inc. has granted the underwriters the right to purchase up to an additional 408,750 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver shares to purchasers on
            , 2000.
                            ------------------------
MORGAN STANLEY DEAN WITTER
        BANC OF AMERICA SECURITIES LLC
                 BEAR, STEARNS & CO. INC.
                          RAYMOND JAMES & ASSOCIATES, INC.
                                 SUNTRUST EQUITABLE SECURITIES
                                         WACHOVIA SECURITIES, INC.

            , 2000.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Summary...............................   S-1
Risk Factors..........................   S-7
Special Note Regarding Forward-Looking
  Statements..........................   S-8
Use of Proceeds.......................   S-9
Capitalization........................  S-10
Price Range of Common Stock and
  Dividend Policy.....................  S-11
Selected Financial Data...............  S-12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  S-14
Business..............................  S-21
Management............................  S-29
Principal Stockholders................  S-32
Underwriting..........................  S-34
Legal Matters.........................  S-36
Experts...............................  S-36
Where You Can Find More Information...  S-36
Incorporation by Reference............  S-36

                                        PAGE
                                        ----
                 PROSPECTUS
About This Prospectus.................     1
Where You Can Find More Information...     1
Special Note Regarding Forward-Looking
  Statements..........................     2
The Company...........................     2
Risk Factors..........................     3
Use of Proceeds.......................     7
Holding Company Structure.............     7
Ratios of Earnings to Fixed Charges
  and Earnings to Combined Fixed
  Charges and Preferred Dividends.....     7
Description of Debt Securities........     8
Description of Capital Stock..........    19
Depositary Shares.....................    25
Description of Warrants...............    27
Plan of Distribution..................    27
Legal Matters.........................    29
Experts...............................    29

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN OR INCORPORATED INTO THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS NOT AN OFFER TO SELL THE COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY THE COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE HEREOF, REGARDLESS OF THE TIME OF DELIVERY OF THIS DOCUMENT OR OF ANY SALE OF THE COMMON STOCK.

                            ------------------------

     AS USED IN THIS PROSPECTUS SUPPLEMENT, UNLESS THE CONTEXT REQUIRES OTHERWISE, "WE," "US," "OUR," "COMPANY" OR "QUANTA" REFERS TO QUANTA SERVICES, INC., THE ISSUER OF THE COMMON STOCK, AND ITS SUBSIDIARIES.

                                    SUMMARY

     This summary contains basic information about us and our common stock. You should read the following summary together with the more detailed information and financial statements and notes to the financial statements contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. To fully understand this offering, you should read all of these documents. Unless otherwise indicated, the information contained in this prospectus supplement does not give effect to the exercise of the underwriters' over-allotment options in this common stock offering and the concurrent notes offering. We have adjusted all references to our common stock in this prospectus supplement to give effect to the three-for-two stock split paid on April 7, 2000.

                             QUANTA SERVICES, INC.

OUR BUSINESS

     We are a leading provider of specialized contracting services, including designing, installing, repairing and maintaining network infrastructure. We offer end-to-end network solutions to the telecommunications, cable television and electric power industries. The Internet and the growth in demand for increased bandwidth coupled with deregulation, increased outsourcing by our customers and the convergence of the telecommunications, cable television and electric power industries have resulted in significant growth in demand for our services.

     Our operating units had revenues on a combined pro forma basis of $1.33 billion in 1999 compared to $1.09 billion in 1998, representing pro forma internal revenue growth of 22.0%. To leverage the growth in demand for our services, we have made strategic acquisitions that expanded our geographic presence, generated operating synergies with existing businesses and developed new capabilities to meet our customers' evolving needs.

     Our principal offices in 37 states provide us the presence and capability to quickly and reliably complete turnkey projects nationwide. We perform services for many of the leading companies in the industries we target. Representative customers include:

      --   AT&T

      --   Century Telephone

      --   Charter Communications

      --   Enron

      --   Everest Connections

      --   Media One (now AT&T Broadband)

      --   Nevada Power

      --   PF.Net

      --   PG&E

      --   Puget Sound Energy

      --   Seren

      --   Sprint PCS

      --   Time Warner

      --   U.S. West (now Qwest Communications)

      --   UtiliCorp United

      --   Williams Communications

INDUSTRY OVERVIEW

     We estimate that network infrastructure spending by telecommunications, cable television and electric power providers exceeded $45.0 billion in 1999. We believe the following trends in the industries we serve are fueling growth in our business:

     Increased Demand for Bandwidth. To meet increasing demand for bandwidth required for video, voice and data transmission, telecommunications and cable television providers are expanding and upgrading their networks.

     Deregulation. Deregulation of the telecommunications markets has spurred significant additional investment by cable television companies, local exchange carriers and long distance companies as they seek to protect and expand their customer bases. Deregulation of the utility markets has caused electric power companies to seek to improve their competitive position by reducing their costs and entering new lines of business.

     Increased Outsourcing. Competitive pressures in the industries we serve and an increased focus on core competencies have caused an acceleration of outsourcing of network services. Outsourcing network development and maintenance reduces costs, provides flexibility in budgets and improves the service and performance of our customers.

     Industry Convergence. As business lines between traditional telecommunications, cable television and electric power markets continue to blur, our target customers are increasingly seeking single-source providers with expertise in fiber optic, coaxial, copper and energized power networks.

     Increased Demand for Comprehensive End-to-End Solutions. The strategic and financial value of geographically expanded and technologically improved networks has caused telecommunications, cable television and electric power companies to place a premium on the provision of quick and reliable turnkey network solutions. Accordingly, they are reducing the number of their network service providers and partnering with experienced companies with broad geographic reach, financial strength and technical expertise.

     Increased Need to Upgrade Electric Power Transmission and Distribution Networks. We believe that aging networks and increased competition will spur increased investment in electric power transmission and distribution networks.

OUR COMPETITIVE STRENGTHS

     Our competitive strengths include:

     Nationwide Capability. We provide our services in all 50 states, which positions us as one of the few proven network service providers able to deliver comprehensive network solutions regardless of geographic scope.

     Comprehensive End-to-End Service Offering. We believe that we are one of the few network service providers capable of delivering end-to-end solutions. Our broad range of services gives us the flexibility to capitalize on the growth of the Internet and the convergence of traditional telecommunications, cable television and electric power markets to meet our customers' continually evolving needs.

     Diversified Customer Relationships. We serve over 300 customers throughout the U.S. and no single customer accounted for more than 10% of our pro forma revenues in 1999. The diversity of our customer base enables us to take advantage of the relatively higher margins and levels of capital spending that may exist during various cycles in any one or more of the industries and geographic areas we serve. In addition, we maintain strategic alliance agreements or preferred provider relationships with a number of our customers.

     Management Experience. Our Chief Executive Officer and over 30 of our operating unit executives each have more than 20 years of experience in managing network infrastructure operations.

GROWTH STRATEGY

     The key elements of our growth strategy are:

     Focus on Internal Growth and Integration. We believe we can continue to generate strong internal revenue growth by cross-selling the capabilities of our operating units to offer our customers comprehensive end-to-end solutions to their network needs.

     Expand Portfolio of Services. We intend to broaden our service offerings by expanding our geographic reach and technological capabilities through both internal development and selective acquisitions.

     Continue to Expand Operating Efficiencies. In 1999, we increased our gross profit, operating income and net income margins. We intend to continue to improve our profitability by capitalizing on the synergies created by our expanding operations.

     Pursue Selected Acquisitions. We plan to continue to pursue acquisitions of profitable companies with strong management teams and good reputations to broaden our customer base, expand our geographic area and grow our portfolio of services.

                            ------------------------

     Our principal executive offices are located at 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056. Our telephone number is (713) 629-7600.

                                  THE OFFERING

Common stock offered by
  Quanta...................  2,725,000 shares

Common stock to be
outstanding after the
  offering.................  66,534,344 shares

Use of proceeds............  To repay indebtedness under our credit facility and for general corporate purposes, including to fund acquisitions and capital expenditures and for working capital purposes.

NYSE symbol................  PWR

     The above information regarding shares outstanding is as of June 30, 2000 and includes 1,811,110 outstanding shares of our Limited Vote Common Stock, but excludes shares issuable upon conversion of Series A preferred stock and upon exercise of outstanding options.

                            THE CONCURRENT OFFERING

     Concurrently with this offering, we are offering to the public in a
separate offering $150,000,000 in aggregate principal amount of   % convertible
subordinated notes due July 1, 2007. Consummation of this common stock offering is not conditioned upon consummation of the notes offering and consummation of the notes offering is not conditioned upon consummation of this common stock offering. In the event that we do not complete the concurrent notes offering, we expect to seek additional debt or equity financing.

                             SUMMARY FINANCIAL DATA

For financial statement presentation purposes, in connection with the combination of the founding companies concurrently with our initial public offering, PAR Electrical Contractors, Inc. was identified as the "accounting acquiror." Between our initial public offering in February 1998 and December 31, 1999, we acquired 52 specialty contracting businesses. Of these, 50 were accounted for using the purchase method of accounting and two were accounted for using the pooling-of-interests method of accounting. Through June 30, 2000, we have acquired 15 additional specialty contracting businesses using the purchase method of accounting. Quanta's consolidated historical financial statements represent the financial position and results of operations of PAR as restated to include the financial position and results of operations of companies acquired in pooling transactions. The remaining businesses we acquired are reflected in the financial statements beginning on their respective dates of acquisition. The tables below present amounts in thousands, except per share data.

                                                             HISTORICAL                                 PRO FORMA(1)
                                       -------------------------------------------------------   ---------------------------
                                                                          THREE MONTHS ENDED                    THREE MONTHS
                                           YEAR ENDED DECEMBER 31,             MARCH 31,          YEAR ENDED       ENDED
                                       -------------------------------   ---------------------   DECEMBER 31,    MARCH 31,
                                        1997       1998        1999        1999        2000          1999           2000
                                       -------   ---------   ---------   ---------   ---------   ------------   ------------
                                                                              (UNAUDITED)                (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Revenues...........................  $80,010   $ 319,259   $ 925,654   $ 127,779   $ 333,737    $1,329,839      $374,376
  Cost of services (including
    depreciation)....................   62,599     257,270     711,353     104,871     261,056     1,008,325       290,409
                                       -------   ---------   ---------   ---------   ---------    ----------      --------
        Gross profit.................   17,411      61,989     214,301      22,908      72,681       321,514        83,967
  Selling, general and administrative
    expenses.........................   12,354      27,160      80,132      11,982      29,951       122,728        33,990
  Merger-related charges.............       --         231       6,574(2)      137          --         6,574(2)         --
  Goodwill amortization..............       56       2,513      10,902       1,498       4,216        18,983         4,765
                                       -------   ---------   ---------   ---------   ---------    ----------      --------
        Income from operations.......    5,001      32,085     116,693       9,291      38,514       173,229        45,212
  Other income (expense), net........   (1,421)     (4,214)    (13,755)     (1,904)     (3,984)      (18,908)       (5,364)
                                       -------   ---------   ---------   ---------   ---------    ----------      --------
  Income before income tax
    provision........................    3,580      27,871     102,938       7,387      34,530       154,321        39,848
  Provision for income taxes(3)......    1,786      11,683      48,999       3,964      14,986        70,830        17,399
                                       -------   ---------   ---------   ---------   ---------    ----------      --------
        Net income...................    1,794      16,188      53,939       3,423      19,544        83,491        22,449
  Dividends on preferred stock.......       --          --         260          --         232           930           232
                                       -------   ---------   ---------   ---------   ---------    ----------      --------
  Net income attributable to common
    stock............................  $ 1,794   $  16,188   $  53,679   $   3,423   $  19,312    $   82,561      $ 22,217
                                       =======   =========   =========   =========   =========    ==========      ========
  Basic earnings per share...........  $  0.29   $    0.60   $    1.14   $    0.09   $    0.34    $     1.32      $   0.35
                                       =======   =========   =========   =========   =========    ==========      ========
  Diluted earnings per share.........  $  0.29   $    0.59   $    1.00   $    0.09   $    0.28    $     1.14      $   0.30
                                       =======   =========   =========   =========   =========    ==========      ========
  Diluted earnings per share before
    merger charges(4)................  $  0.29   $    0.60   $    1.13   $    0.11   $    0.28    $     1.24      $   0.30
                                       =======   =========   =========   =========   =========    ==========      ========
CASH FLOW DATA:
  Net cash provided by (used in)
    operating activities.............  $ 5,321   $   8,190   $  46,326   $  (4,407)  $   1,089
  Net cash used in investing
    activities.......................  $(6,188)  $(109,107)  $(368,262)  $(105,877)  $ (57,981)
  Net cash provided by financing
    activities.......................  $   844   $ 103,674   $ 329,465   $ 112,295   $  48,327
OTHER OPERATING DATA:
  EBITDA(5)..........................  $ 8,362   $  42,982   $ 158,430   $  14,778   $  50,921
  EBITDA margin(6)...................    10.5%      13.5%      17.1%        11.6%       15.3%

                                                                             MARCH 31, 2000
                                                              --------------------------------------------
                                                                            PRO FORMA        PRO FORMA
                                                              HISTORICAL   COMBINED(7)   AS ADJUSTED(7)(8)
                                                              ----------   -----------   -----------------
BALANCE SHEET DATA (UNAUDITED):
  Working capital...........................................  $  188,802   $  199,787       $  382,939
  Total assets..............................................   1,277,268    1,388,330        1,561,740
  Long-term debt, net of current maturities.................     198,032      254,204          150,000
  Convertible subordinated notes (former)...................      49,350           --               --
  Convertible subordinated notes (new issuance).............          --           --          150,000
  Total stockholders' equity................................     817,408      901,443        1,043,374

------------

(1) The unaudited pro forma combined statements of operations data adjusts the historical financial information by assuming the acquisition of the businesses acquired in 1999 and through June 30, 2000 had occurred as of January 1, 1999. In addition, the unaudited pro forma combined statements of operations data reflect:

     - approximately $6.0 million and $0.2 million for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively, in pro forma reductions in salaries, bonuses and benefits of the previous owners and management of the acquired businesses; these amounts are intended to show you the difference between the historical compensation costs for the owners and management and the amounts to which they have agreed with us on a prospective basis;

     - amortization of goodwill over a 40-year period for acquired businesses using the purchase method of accounting;

     - an adjustment to interest expense related to borrowings required to fund the cash portion of the consideration paid for the acquired businesses and the financing transactions which include the January 1999 follow-on offering, the conversion of the convertible subordinated notes (former), and the issuance of the Series A preferred stock and the senior secured notes; and

     - the related tax impact of the aforementioned transactions.

     Had this common stock offering and the concurrent notes offering occurred on January 1, 1999, pro forma diluted earnings per share and pro forma diluted earnings per share before merger charges would have been $1.18 and $1.28, respectively, for the year ended December 31, 1999 and $0.31 for the three months ended March 31, 2000, due to the reduction in interest expense related to the repayment of outstanding indebtedness from the proceeds of the offerings.

     The acquired businesses may have performed differently if they had been combined as of January 1, 1999. You should not rely on the pro forma information as being indicative of the historical results we would have had or the future results that we will experience.

(2) As a result of the termination in June 1999 of an employee stock ownership plan associated with a company acquired in a pooling transaction, we incurred a non-cash, non-recurring compensation charge of $5.3 million and a non-recurring excise tax charge of $1.1 million. In addition, we incurred $137,000 in merger-related charges associated with a pooling transaction in the first quarter of 1999.

(3) Reflects the non-deductibility of the merger-related charges. In addition, for 1999 it includes a non-cash, non-recurring deferred tax charge of $677,000 as a result of a change in the tax status of a company acquired in a pooling transaction from an S corporation to a C corporation during the first quarter of 1999.

(4) Excludes the effect of all non-recurring, merger-related charges. Additionally, for the three months ended March 31, 1999 and twelve months ended December 31, 1999, it excludes the non-cash, non-recurring deferred tax charge of $677,000 described in Note (3) above.

(5) EBITDA represents income from operations before depreciation, amortization and merger-related charges. We have included EBITDA in Other Operating Data because we believe such information may be useful to you in evaluating our ability to service our debt. EBITDA should not be considered as an alternative to gross profit, net income or net cash provided by operating activities (or any other measure of performance in accordance with generally accepted accounting principles), as a measure of our ability to meet our cash needs or as an indication of our operating performance. Moreover, EBITDA is not a standardized measure and may be calculated in a number of ways. Accordingly, the EBITDA information provided may not be comparable to other similarly titled measures provided by other companies.

(6)  Represents EBITDA as a percentage of revenues.

(7) Reflects the acquisition of nine businesses that we acquired between April 1, 2000 and June 30, 2000 as if these acquisitions had occurred on March 31, 2000, including additional borrowings of approximately $46.5 million under our credit facility and the issuance of approximately 1.0 million shares of common stock. In addition, it reflects the pro forma effect of the conversion of the convertible subordinated notes (former) which occurred in June 2000.

(8) Reflects the effect of the issuance and sale of the 2,725,000 shares offered by us in this prospectus supplement, the effect of the separate concurrent notes offering and the application of the resulting net proceeds as described in "Use of Proceeds."

                                  RISK FACTORS

     In considering whether to purchase our common stock, you should carefully consider all of the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below as well as those described under "Risk Factors" in the accompanying prospectus. In addition, please read "Special Note Regarding Forward-Looking Statements" on page S-8 of this prospectus supplement and on page 2 of the accompanying prospectus.

PREEMPTIVE RIGHTS HELD BY UTILICORP UNITED MAY RESULT IN DILUTION.

     UtiliCorp United currently owns approximately 36% of our outstanding capital stock on a fully diluted basis. The Series A preferred stock we issued to UtiliCorp United in September 1999 provides UtiliCorp United with contractual preemptive rights to acquire additional shares of our stock on a quarterly basis equal to approximately 12% of most new issuances of equity securities issued in the previous quarter. UtiliCorp United's preemptive right respecting the common stock to be issued in this offering will be exercisable within the first 10 days of our next fiscal quarter following the closing of this offering. UtiliCorp United's purchase price for each share of our common stock purchased under this right will be equal to the closing price per share of our common stock on the date of closing of this offering. The exercise of these preemptive rights by UtiliCorp United will dilute the relative equity interests of other Quanta stockholders.

FUTURE SALES OF OUR COMMON STOCK MAY ADVERSELY AFFECT OUR STOCK PRICE.

     We have issued a significant amount of shares of our common stock as consideration for our acquisitions. Typically we obtain lock-up agreements from the stockholders of companies we acquire that restrict them from selling Quanta shares received by them in such transactions for at least one year. A significant amount of our outstanding common stock will become available for resale as these lock-up agreements expire. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock. As of June 26, 2000, we had outstanding 61,933,302 shares of common stock, plus 18,358,400 shares of common stock reserved for issuance upon exercise of outstanding options or conversion of Limited Vote Common Stock and Series A preferred stock. As of June 26, 2000, approximately 11,417,011 of the outstanding shares of our common stock or Limited Vote Common Stock are subject to lock-up agreements with Quanta that do not expire before September 1, 2000. Approximately 45,723,666 of the outstanding shares of our common stock and shares of common stock underlying options, Series A preferred stock and Limited Vote Common Stock are either freely saleable or saleable subject to certain volume and manner of sale restrictions pursuant to Rule 144 of the Securities Act of 1933.

     We have agreed not to make any offering, sale or other disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 90 days after the date of this prospectus supplement, except pursuant to our 1997 Stock Option Plan or Employee Stock Purchase Plan, upon the exercise of preemptive rights held by UtiliCorp United, in connection with acquisitions, in connection with the conversion to common stock of shares of our Limited Vote Common Stock, Series A preferred stock or the notes issued in the concurrent offering, or with the prior written consent of Morgan Stanley & Co. Incorporated. Our executive officers, UtiliCorp United and certain of our directors have also agreed not to offer, sell or otherwise dispose of their shares for a period of 90 days after the date of this prospectus supplement without the prior written consent of Morgan Stanley & Co. Incorporated.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus supplement, including statements under "Summary," "Risk Factors," and "Business" which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

      --   general economic and business conditions;

      -- our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

      --   anticipated trends in our business;

      --   existing and future regulations affecting our business;

      -- our ability to obtain additional debt and equity financing to support our growth strategy;

      --   our ability to complete acquisitions; and

      -- other risk factors described in the section entitled "Risk Factors" in this prospectus supplement or in the accompanying prospectus.

     You can identify these forward-looking statements by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions in this prospectus supplement.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement or in the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

     We estimate that the net proceeds we will receive from this common stock offering will be approximately $141.9 million, after deducting the underwriters' discount and estimated offering expenses. If the underwriters exercise their over-allotment option to purchase additional shares of common stock in full, we estimate that the net proceeds will be approximately $163.3 million. We estimate that the net proceeds from the concurrent notes offering will be approximately $145.4 million (or approximately $167.3 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this common stock offering and the concurrent notes offering to repay outstanding indebtedness under our credit facility, which will be available for reborrowing, to repay all or a portion of other indebtedness to various financial institutions and for general corporate purposes, including to fund acquisitions and capital expenditures and for working capital purposes. In the event that we do not complete the concurrent notes offering, we expect to seek additional debt or equity financing.

     As of June 29, 2000, the outstanding indebtedness under our credit facility was $94.2 million and the weighted average interest rate on the outstanding balance was 7.93% per annum. We used the outstanding borrowings under our credit facility for working capital purposes, for capital expenditures and to fund acquisitions. We also had outstanding indebtedness of approximately $21.8 million at May 31, 2000 payable to various financial institutions, representing principally equipment financing arrangements and indebtedness assumed in connection with acquisitions. Such indebtedness bears interest at rates ranging from 0.9% to 16.72% per annum.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000 (i) on a historical basis, (ii) as adjusted to give pro forma effect to acquisitions made by us subsequent to March 31, 2000, and (iii) as further adjusted to give pro forma effect to this common stock offering, the concurrent convertible notes offering and the application of the estimated net proceeds from both offerings as described in "Use of Proceeds."

                                                                    MARCH 31, 2000
                                                    -----------------------------------------------
                                                                    PRO FORMA        PRO FORMA
                                                    HISTORICAL     COMBINED(1)   AS ADJUSTED(1)(2)
                                                    ----------     -----------   ------------------
                                                               (UNAUDITED, IN THOUSANDS)
Cash and cash equivalents.........................  $    2,210     $    5,378        $  174,213
                                                    ==========     ==========        ==========
Current maturities of long-term debt..............  $    8,456     $   14,317        $       --
                                                    ==========     ==========        ==========
Long-term debt, net of current maturities.........  $  198,032     $  254,204        $  150,000
Convertible subordinated notes (former)...........      49,350             --                --
Convertible subordinated notes (new issuance).....          --             --           150,000
Stockholders' equity:
  Preferred stock, $.00001 par value, 10,000,000
     shares authorized:
     Series A preferred stock--1,860,000 shares
       issued and outstanding.....................          --             --                --
  Common stock, $.00001 par value, 100,000,000
     shares authorized; 54,302,161 shares issued
     and outstanding; 60,667,700 shares issued and
     outstanding pro forma combined and 63,392,700
     shares issued and outstanding pro forma as
     adjusted(3)..................................          --             --                --
  Limited Vote Common Stock, $.00001 par value,
     3,345,333 shares authorized; 2,641,660 shares
     issued and outstanding.......................          --             --                --
  Additional paid-in capital......................     716,274        800,309           942,240
  Retained earnings...............................     101,134        101,134           101,134
                                                    ----------     ----------        ----------
          Total stockholders' equity..............     817,408        901,443         1,043,374
                                                    ----------     ----------        ----------
          Total capitalization....................  $1,064,790     $1,155,647        $1,343,374
                                                    ==========     ==========        ==========

---------------

(1) Reflects the acquisition of nine businesses that we acquired between April 1, 2000 and June 30, 2000 as if these acquisitions had occurred on March 31, 2000, including additional borrowings of approximately $46.5 million under our credit facility and the issuance of approximately 1.0 million shares of common stock. In addition, it reflects the pro forma effect of the conversion of the convertible subordinated notes (former) which occurred in June 2000.

(2) Reflects the effect of the issuance and sale of the 2,725,000 shares offered by us in this prospectus supplement, the effect of the separate concurrent notes offering and the application of the resulting net proceeds as described in "Use of Proceeds."

(3) Excludes (i) 7,253,398 shares of common stock reserved for issuance upon the exercise of outstanding options, (ii) 11,941,660 shares of common stock issuable upon conversion of the Series A preferred stock and Limited Vote Common Stock, and (iii) shares of common stock issuable upon conversion of the notes offered in the concurrent offering.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     We completed our initial public offering on February 12, 1998, at a price of $6.00 per share. The initial public offering price and all price data in the following table have been adjusted to give effect to a 3-for-2 stock split paid on April 7, 2000. Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "PWR". The following table sets forth the high and low sales prices per quarter as reported by the NYSE.

                                                               HIGH     LOW
                                                              ------   ------
YEAR ENDED DECEMBER 31, 1998
  First Quarter (from February 12, 1998)....................  $11.17   $ 7.33
  Second Quarter............................................   11.83     8.17
  Third Quarter.............................................   10.25     8.00
  Fourth Quarter............................................   15.33     7.50
YEAR ENDED DECEMBER 31, 1999
  First Quarter.............................................   19.83    14.42
  Second Quarter............................................   29.59    15.75
  Third Quarter.............................................   28.17    13.42
  Fourth Quarter............................................   23.13    15.67
YEAR ENDING DECEMBER 31, 2000
  First Quarter.............................................   46.83    17.92
  Second Quarter............................................   63.13    34.00

     On June 30, 2000, the last sale price for the common stock as reported by the NYSE was $55.00 per share. As of June 30, 2000, there were 320 holders of record of common stock, 37 holders of record of Limited Vote Common Stock and one holder of record of Series A preferred stock. There is no established trading market for the Limited Vote Common Stock or Series A preferred stock.

     We have not paid cash dividends on our common stock since our initial public offering. Further, we currently intend to retain our future earnings, if any, to finance the growth, development and expansion of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the immediate future. The declaration, payment and amount of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors. These factors include: our financial condition, results of operations, cash flows from operations, current and anticipated capital requirements and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the terms of our credit facility include restrictions on the payment of cash dividends without the consent of the lenders.

SERIES A PREFERRED STOCK DIVIDEND AND PENDING EXCHANGE

     Our Series A preferred stock accrues a dividend at a rate of 0.5% per annum on a stated amount per share currently equal to $53.99 per share. Dividends of $492,000 were accrued on the Series A preferred stock from the September 1999 issue date through March 31, 2000. Dividends on the Series A preferred stock accumulate until paid. Our stockholders approved a proposal at our annual meeting on May 24, 2000 that would allow UtiliCorp United to exchange up to 7,924,806 shares of common stock for up to 1,584,961 additional shares of Series A preferred stock, at a rate of five shares of common stock for one share of Series A preferred stock. The stockholders also approved reducing the stated amount per share of Series A preferred stock on which dividends are paid from $100 per share to $53.99 per share. It is contemplated that the proposed exchange will be consummated during July 2000. The proposed exchange will not adversely affect our other holders of common stock or Limited Vote Common Stock. The additional shares of Series A preferred stock to be issued to UtiliCorp United in the exchange will not give UtiliCorp United any greater voting power than it presently has as a holder of the common stock to be exchanged and will not give UtiliCorp United any additional veto power. In addition, the Series A preferred stock has no liquidation preference, and the certificate of designation relating to the Series A preferred stock was amended so that the aggregate dividend payable to UtiliCorp United on the Series A preferred stock is, as a result of the change in the stated amount per share, unaffected by the proposed exchange.

                            SELECTED FINANCIAL DATA

     For financial statement presentation purposes, in connection with the combination of the founding companies, concurrent with our initial public offering, PAR Electrical Contractors, Inc. was identified as the "accounting acquiror." Between our initial public offering in February 1998 and December 31, 1999, we acquired 52 specialty contracting businesses. Of these, 50 were accounted for using the purchase method of accounting and two were accounted for using the pooling-of-interests method of accounting. Through June 30, 2000, we have acquired 15 additional specialty contracting businesses using the purchase method of accounting. Quanta's consolidated historical financial statements represent the financial position and results of operations of PAR as restated to include the financial position and results of operations of companies acquired in pooling transactions. The remaining businesses we acquired are reflected in the financial statements beginning on their respective dates of acquisition. The tables below present amounts in thousands, except per share data.

                                                          HISTORICAL                                         PRO FORMA(1)
                            -----------------------------------------------------------------------   ---------------------------
                                                                                   THREE MONTHS
                                                                                       ENDED                         THREE MONTHS
                                         YEAR ENDED DECEMBER 31,                     MARCH 31,         YEAR ENDED       ENDED
                            -------------------------------------------------   -------------------   DECEMBER 31,    MARCH 31,
                             1995      1996      1997       1998       1999       1999       2000         1999           2000
                            -------   -------   -------   --------   --------   --------   --------   ------------   ------------
                                                                                    (UNAUDITED)               (UNAUDITED)
STATEMENTS OF OPERATIONS
  DATA:
  Revenues................  $56,482   $78,230   $80,010   $319,259   $925,654   $127,779   $333,737    $1,329,839      $374,376
  Cost of services
    (including
    depreciation).........   47,266    62,772    62,599    257,270    711,353    104,871    261,056     1,008,325       290,409
                            -------   -------   -------   --------   --------   --------   --------    ----------      --------
        Gross profit......    9,216    15,458    17,411     61,989    214,301     22,908     72,681       321,514        83,967
  Selling, general and
    administrative
    expenses..............    6,787    10,445    12,354     27,160     80,132     11,982     29,951       122,728        33,990
  Merger-related
    charges...............       --        --        --        231      6,574(2)     137         --         6,574(2)         --
  Goodwill amortization...       50        55        56      2,513     10,902      1,498      4,216        18,983         4,765
                            -------   -------   -------   --------   --------   --------   --------    ----------      --------
        Income from
          operations......    2,379     4,958     5,001     32,085    116,693      9,291     38,514       173,229        45,212
  Other income (expense),
    net...................     (785)   (1,127)   (1,421)    (4,214)   (13,755)    (1,904)    (3,984)      (18,908)       (5,364)
                            -------   -------   -------   --------   --------   --------   --------    ----------      --------
  Income before income tax
    provision.............    1,594     3,831     3,580     27,871    102,938      7,387     34,530       154,321        39,848
  Provision for income
    taxes(3)..............      353     1,389     1,786     11,683     48,999      3,964     14,986        70,830        17,399
                            -------   -------   -------   --------   --------   --------   --------    ----------      --------
        Net income........    1,241     2,442     1,794     16,188     53,939      3,423     19,544        83,491        22,449
  Dividends on preferred
    stock.................       --        --        --         --        260         --        232           930           232
                            -------   -------   -------   --------   --------   --------   --------    ----------      --------
  Net income attributable
    to common stock.......  $ 1,241   $ 2,442   $ 1,794   $ 16,188   $ 53,679   $  3,423   $ 19,312    $   82,561      $ 22,217
                            =======   =======   =======   ========   ========   ========   ========    ==========      ========
  Basic earnings per
    share.................  $  0.20   $  0.39   $  0.29   $   0.60   $   1.14   $   0.09   $   0.34    $     1.32      $   0.35
                            =======   =======   =======   ========   ========   ========   ========    ==========      ========
  Diluted earnings per
    share.................  $  0.20   $  0.39   $  0.29   $   0.59   $   1.00   $   0.09   $   0.28    $     1.14      $   0.30
                            =======   =======   =======   ========   ========   ========   ========    ==========      ========
  Diluted earnings per
    share before merger
    charges(4)............  $  0.20   $  0.39   $  0.29   $   0.60   $   1.13   $   0.11   $   0.28    $     1.24      $   0.30
                            =======   =======   =======   ========   ========   ========   ========    ==========      ========

                                                                                                            MARCH 31, 2000
                                                                   DECEMBER 31,                       ---------------------------
                                                ---------------------------------------------------                  PRO FORMA
                                                 1995      1996      1997       1998        1999      HISTORICAL   AS ADJUSTED(5)
                                                -------   -------   -------   --------   ----------   ----------   --------------
                                                                                                              (UNAUDITED)
BALANCE SHEET DATA:
  Working capital.............................  $ 1,117   $ 2,797   $ 2,381   $ 57,106   $  164,140   $  188,802     $  382,939
  Total assets................................   26,191    31,607    37,561    339,081    1,159,636    1,277,268      1,561,740
  Long-term debt, net of current maturities...    4,430     6,665     7,638     60,281      150,308      198,032        150,000
  Convertible subordinated notes (former).....       --        --        --     49,350       49,350       49,350             --
  Convertible subordinated notes (new
    issuance).................................       --        --        --         --           --           --        150,000
  Total stockholders' equity..................    8,982     9,385    11,402    171,503      756,925      817,408      1,043,374

------------

 (1) The unaudited pro forma combined statements of operations data adjusts the historical financial information by assuming the acquisition of the businesses acquired in 1999 and through June 30, 2000 had occurred as of January 1, 1999. In addition, the unaudited pro forma combined statements of operations data reflect:

    - approximately $6.0 million and $0.2 million for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively, in pro forma reductions in salaries, bonuses and benefits of the previous owners and management of the acquired businesses; these amounts are intended to show you the difference between the historical compensation costs for the owners and management and the amounts to which they have agreed with us on a prospective basis;

    - amortization of goodwill over a 40-year period for acquired businesses using the purchase method of accounting;

    - an adjustment to interest expense related to borrowings required to fund the cash portion of the consideration paid for the acquired businesses and the financing transactions which include the January 1999 follow-on offering, the conversion of the convertible subordinated notes (former), and the issuance of the Series A preferred stock and the senior secured notes; and

    - the related tax impact of the aforementioned transactions.

   Had this common stock offering and the concurrent notes offering occurred on January 1, 1999, pro forma diluted earnings per share and pro forma diluted earnings per share before merger charges would have been $1.18 and $1.28, respectively, for the year ended December 31, 1999 and $0.31 for the three months ended March 31, 2000, due to the reduction in interest expense related to the repayment of outstanding indebtedness from the proceeds of the offerings.

   The acquired businesses may have performed differently if they had been combined as of January 1, 1999. You should not rely on the pro forma information as being indicative of the historical results we would have had or the future results that we will experience.

 (2) As a result of the termination in June 1999 of an employee stock ownership plan associated with a company acquired in a pooling transaction, we incurred a non-cash, non-recurring compensation charge of $5.3 million and a non-recurring excise tax charge of $1.1 million. In addition, we incurred $137,000 in merger-related charges associated with a pooling transaction in the first quarter of 1999.

 (3) Reflects the non-deductibility of the merger related charges. In addition, for 1999, it includes a non-cash, non-recurring deferred tax charge of $677,000 as a result of a change in the tax status of a company acquired in a pooling transaction from an S corporation to a C corporation during the first quarter of 1999.

 (4) Excludes the effect of all non-recurring, merger related charges. Additionally, for the three months ended March 31, 1999 and for the twelve months ended December 31, 1999, it excludes the non-cash, non-recurring deferred tax charge of $677,000 described in Note (3) above.

 (5) Reflects (i) the acquisition of nine businesses that we acquired between April 1, 2000 and June 30, 2000 as if these acquisitions had occurred on March 31, 2000, including additional borrowings of approximately $46.5 million under our credit facility and the issuance of approximately 1.0 million shares of common stock, (ii) the pro forma effect of the conversion of the convertible subordinated notes (former) which occurred in June 2000, and (iii) the effect of the issuance and sale of the 2,725,000 shares offered by us in this prospectus supplement, the effect of the separate concurrent notes offering and the application of the resulting net proceeds as described in "Use of Proceeds."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We derive our revenues from one reportable segment by providing specialized contracting services and offering comprehensive network solutions. Our customers include telecommunications, cable television and electric power companies, as well as commercial, industrial and governmental entities. Including all companies we acquired prior to June 30, 2000, we had pro forma combined revenues for the year ended December 31, 1999 of $1.33 billion, of which 32% was attributable to telecommunications customers, 14% was attributable to cable television operators, 28% was attributable to electric power companies, and 26% was attributable to ancillary services, such as installing intelligent traffic networks, cable and control systems for light rail lines, airports and highways, and providing specialty rock trenching, directional boring and road milling for industrial and commercial customers. We acquired 40 companies in 1999, 32 of which have continued as separate operating and reporting subsidiaries, or "platform" companies, while the remaining eight acquired companies were "tuck-in" acquisitions whose operating and accounting activities were absorbed into other operating subsidiaries.

     We enter into contracts principally on the basis of competitive bids, the final terms and prices of which we frequently negotiate with the customer. Although the terms of our contracts vary considerably, most are either a lump sum or unit price basis in which we agree to do the work for a fixed amount for the entire project (lump sum) or for units of work performed (unit price). We also perform services on a cost-plus or time and materials basis. We are generally able to achieve higher margins on lump sum and unit price contracts than on cost-plus contracts as a result of our experience in bidding and performance. Our exposure to loss on fixed price contracts has historically been limited by the high volume and relatively short duration of the fixed price contracts we undertake. However, as we perform larger projects, our reported margins may be significantly affected by actual results on these projects.

     We complete most installation projects within one year, while we frequently provide maintenance and repair work under open-ended, unit price master service agreements which are renewable annually. We generally record revenues from lump sum contracts on a percentage-of-completion basis, using the cost-to-cost method based on the percentage of total costs incurred to date in proportion to total estimated costs to complete the contract. We recognize revenue when services are performed except when work is being performed under fixed price or cost-plus-fee contracts. Such contracts generally require that the customer accept completion of progress to date and compensate us for services rendered, measured typically in terms of units installed, hours expended or some other measure of progress. Some of our customers require us to post performance and payment bonds upon execution of the contract, depending upon the nature of the work to be performed. Our fixed price contracts often include payment provisions pursuant to which the customer withholds a 5% to 10% retainage from each progress payment and forwards the retainage to us upon completion and approval of the work.

     Costs of services consist primarily of salaries and benefits to employees, depreciation, fuel and other vehicle expenses, equipment rentals, subcontracted services, materials, parts and supplies. Our gross margin, which is gross profit expressed as a percentage of revenues, is typically higher on projects where labor, rather than materials, constitutes a greater portion of the cost of services. We can predict materials costs more accurately than labor costs. Therefore, to compensate for the potential variability of labor costs, we seek to maintain higher margins on labor-intensive projects. Certain of our subsidiaries were previously subject to deductibles ranging from $100,000 to $1,000,000 for workers' compensation insurance and in the future we may have similar large deductibles in our insurance program. Fluctuations in insurance accruals related to these deductibles could have an impact on gross margins in the period in which such adjustments are made. Selling, general and administrative expenses consist primarily of compensation and related benefits to management, administrative salaries and benefits, marketing, office rent and utilities, communications and professional fees.

     For those acquisitions we accounted for using the purchase method of accounting through March 31, 2000, based upon preliminary allocations of the respective purchase price, subject to final adjustment, we recognized goodwill of $665.9 million which equaled the excess amount we paid for such businesses over the fair value of the tangible and intangible assets of such businesses. In addition, we recorded goodwill of $25.6 million for the issuance of 5,017,999 shares of Limited Vote Common Stock we issued prior to our initial public offering to the initial stockholders and management. We amortize this $691.5 million aggregate goodwill over its estimated useful life of 40 years as a non-cash charge to operating income. We are unable to deduct the majority of amortized goodwill from our income for tax purposes. We expect the pro forma effect of this amortization expense to be approximately $17.3 million per year.

RESULTS OF OPERATIONS

     For financial statement presentation purposes, in connection with the combination of the founding companies concurrent with our initial public offering, PAR has been identified as the accounting acquiror. As such, our financial statements for periods prior to February 18, 1998 are the financial statements of PAR as restated for the acquisition of the two businesses we acquired in pooling transactions. The operations of the other businesses we acquired have been included from their respective acquisition dates.

     The following table sets forth selected statements of operations data and such data as a percentage of revenues for the periods indicated. The table below presents dollars in thousands:

                                           YEAR ENDED DECEMBER 31,                     THREE MONTHS ENDED MARCH 31,
                            -----------------------------------------------------   -----------------------------------
                                 1997               1998               1999               1999               2000
                            ---------------   ----------------   ----------------   ----------------   ----------------
                                                                                                (UNAUDITED)
Revenues..................  $80,010   100.0%  $319,259   100.0%  $925,654   100.0%  $127,779   100.0%  $333,737   100.0%
Cost of services
  (including
  depreciation)...........   62,599    78.2    257,270    80.6    711,353    76.8    104,871    82.1    261,056    78.2
                            -------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Gross profit..............   17,411    21.8     61,989    19.4    214,301    23.2     22,908    17.9     72,681    21.8
Selling, general and
  administrative
  expenses................   12,354    15.4     27,160     8.5     80,132     8.7     11,982     9.4     29,951     9.0
Merger related charges....       --      --        231     0.1      6,574     0.7        137     0.1         --     0.0
Goodwill amortization.....       56     0.1      2,513     0.8     10,902     1.2      1,498     1.2      4,216     1.3
                            -------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Income from operations....    5,001     6.3     32,085    10.0    116,693    12.6      9,291     7.2     38,514    11.5
Interest expense..........   (1,290)   (1.6)    (4,855)   (1.5)   (15,184)   (1.6)    (2,224)   (1.7)    (4,533)   (1.4)
Other income (expense),
  net.....................     (131)   (0.2)       641     0.2      1,429     0.1        320     0.3        549     0.2
                            -------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Income before income tax
  provision...............    3,580     4.5     27,871     8.7    102,938    11.1      7,387     5.8     34,530    10.3
Provision for income
  taxes...................    1,786     2.3     11,683     3.6     48,999     5.3      3,964     3.1     14,986     4.4
                            -------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Net income................  $ 1,794     2.2%  $ 16,188     5.1%  $ 53,939     5.8%  $  3,423     2.7%  $ 19,544     5.9%
                            =======   =====   ========   =====   ========   =====   ========   =====   ========   =====

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

     Revenues. Revenues increased $206.0 million, or 161.2%, to $333.7 million for the three months ended March 31, 2000. This increase was primarily attributable to revenues of $114.7 million from platform companies acquired subsequent to January 1, 1999 which continued to exist as separate reporting subsidiaries. In addition, we have experienced strong growth in key business areas as a result of greater demand for bandwidth, increased outsourcing, deregulation and industry convergence.

     Gross profit. Gross profit increased $49.8 million, or 217.3%, to $72.7 million for the three months ended March 31, 2000. Gross margin increased from 17.9% for the three months ended March 31, 1999 to 21.8% for the three months ended March 31, 2000. This increase in our gross margin resulted from a shift in our revenue mix to higher margin cable television and telecommunications services. We also experienced improved margins in our electric power network services as a result of better asset utilization and more favorable pricing.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $18.0 million, or 150.0%, to $30.0 million for the three months ended March 31, 2000. Of this increase, $7.7 million was attributable to the platform companies we acquired subsequent to March 31, 1999 and

$1.6 million was attributable to an increase in accruals associated with a company-wide incentive program that pays bonuses to management at the operating units and to corporate management for exceeding their performance targets. Selling, general and administrative expenses also included a full three months of costs in 2000 associated with those companies acquired during the first three months of 1999. The remainder of the increase was attributable to tuck-in acquisitions and the continued establishment of infrastructure to facilitate our growth and to integrate our acquired businesses. As a percentage of revenues, selling, general and administrative expenses decreased slightly due to better absorption of the fixed component of overhead costs by the higher level of revenues.

     Interest expense. Interest expense increased $2.3 million, or 103.8%, to $4.5 million for the three months ended March 31, 2000 due to higher levels of debt resulting from the acquisitions of the companies we purchased subsequent to March 31, 1999. In addition, we borrowed funds under our credit facility for equipment purchases and other operating activities in connection with the addition of certain of the companies purchased subsequent to March 31, 1999 and to support higher levels of revenue.

     Provision for income taxes. The provision for income taxes was $15.0 million for the three months ended March 31, 2000 with an effective tax rate of 43.4% compared to $4.0 million for the three months ended March 31, 1999 and an effective tax rate of 53.7%. In 1999, the provision reflects the non-deductibility of the merger related charges and a non-cash, non-recurring tax charge of $677,000 as a result of a change in the tax status of a company acquired in a pooling-of-interest transaction from an S corporation to a C corporation.

     Net Income. Net income increased $16.1 million, or 471.0%, to $19.5 million for the three months ended March 31, 2000 compared to $3.4 million for the three months ended March 31, 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Revenues increased $606.4 million, or 189.9%, to $925.7 million for the year ended December 31, 1999. This increase was primarily attributable to revenues of $403.5 million from platform companies acquired in 1999 which continued to exist as separate reporting subsidiaries, as well as a full year of contributed revenues in 1999 for those companies acquired in 1998. We are experiencing strong growth in key business areas as a result of greater demand for bandwidth, increased outsourcing, deregulation and industry convergence. Because the businesses we acquired in 1998 and 1999 had aggregate revenues that were much larger than our revenues at the beginning of the 1998 period, we believe that pro forma revenue growth is a more meaningful measure of our business performance. Operating units we owned as of December 31, 1999 experienced aggregate internal revenue growth on a pro forma combined basis of 21.7% in 1999 and at a compound annual rate of 24.7% between 1996 and 1999.

     Gross profit. Gross profit increased $152.3 million, or 245.7%, to $214.3 million for the year ended December 31, 1999. Gross margin increased from 19.4% for the year ended December 31, 1998 to 23.2% for the year ended December 31, 1999. This increase in our gross margin resulted from a shift in our revenue mix to higher margin cable television and telecommunications services. We also experienced improved margins in our electric power network services as a result of better asset utilization and more favorable pricing.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $53.0 million, or 195.0%, to $80.1 million for the year ended December 31, 1999. Of this increase, $25.8 million was attributable to the platform companies we acquired in 1999 and $5.4 million was attributable to the implementation in 1999 of a company-wide incentive program that paid bonuses to management at the operating units that exceeded their performance targets and to corporate management. Selling, general and administrative expenses also included a full year of costs in 1999 associated with those companies acquired in 1998. The remainder of the increase was attributable to tuck-in acquisitions and the continued establishment of infrastructure to facilitate our growth and to integrate our acquired businesses. As a percentage of revenues, selling, general and administrative expenses remained relatively constant.

     Merger-related charges. Merger-related charges for the year ended December 31, 1999 included $5.3 million of non-cash compensation charges related to the allocation of shares of common stock to participants of an ESOP associated with one of the companies acquired in a pooling transaction, and $1.1 million of excise tax charges. We did not recognize significant merger-related charges in 1998.

     Interest expense. Interest expense increased $10.3 million, or 212.7%, to $15.2 million for the year ended December 31, 1999, due to higher levels of debt resulting from the acquisitions of the companies we purchased in 1999. In addition, we borrowed funds under our credit facility for equipment purchases and other operating activities in connection with the addition of certain of the companies purchased in 1999. The issuance of the 6 7/8% convertible subordinated notes in late 1998 also increased interest expense.

     Provision for income taxes. The provision for income taxes was $49.0 million for the year ended December 31, 1999 with an effective tax rate of 47.6% compared to $11.7 million for the year ended December 31, 1998 and an effective tax rate of 41.9%. In 1999, the provision reflects the non-deductibility of the merger related charges and a non-cash non-recurring tax charge of $677,000 as a result of a change in the tax status of a company acquired in a pooling-of-interest transaction from an S corporation to a C corporation.

     Net income. Net income increased $37.8 million, or 233%, to $53.9 million for the year ended December 31, 1999 compared to $16.2 million for the year ended December 31, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Revenues increased $239.2 million, or 299.0%, to $319.3 million for the year ended December 31, 1998. This increase in revenues was primarily attributable to revenues from companies we acquired in 1998 of $225.0 million.

     Gross profit. Gross profit increased $44.6 million, or 256.0%, to $62.0 million for the year ended December 31, 1998. Gross margin decreased from 21.8% for the year ended December 31, 1997 to 19.4% for the year ended December 31, 1998. This decrease in gross margin was primarily due to a larger amount of high margin storm and emergency work performed by PAR in 1997 compared to 1998, and the acquisition of certain companies which earned lower margins than those experienced in 1997 by PAR and one of the companies acquired in a pooling transaction.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $14.8 million, or 119.8%, to $27.2 million for the year ended December 31, 1998, due to acquisitions we completed in 1998, and the establishment of a corporate office and administrative infrastructure during 1998. As a percentage of revenues, selling, general and administrative expenses decreased due to excess compensation paid to the owners of PAR in 1997 compared to agreed upon salary levels commencing with our initial public offering and due to one of the companies acquired in a pooling transaction having a higher sales commission structure than the other companies.

     Interest expense. Interest expense increased $3.6 million, or 276.4%, to $4.9 million for the year ended December 31, 1998 due to higher levels of debt resulting from cash paid and debt assumed in connection with the acquisition of certain of the companies acquired in 1998. In addition, we borrowed funds under our credit facility for equipment purchases and other operating activities in connection with the addition of certain of the companies acquired in 1998. Also, interest expense increased due to the addition of the convertible subordinated notes, partially offset by lower overall effective borrowing rates in 1998 compared to 1997.

     Provision for income taxes. The provision for income taxes was $11.7 million for the year ended December 31, 1998 with an effective tax rate of 41.9% compared to $1.8 million for the year ended December 31, 1997 and an effective tax rate of 49.9%. In 1997, the provision does not reflect a tax benefit associated with the operating loss of one of the businesses acquired in a pooling transaction which was converted from an S-corporation to a C-corporation on the acquisition date.

     Net income. Net income increased $14.4 million to $16.2 million for the year ended December 31, 1998 compared to $1.8 million for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2000, we had cash and cash equivalents of $2.2 million, working capital of $188.8 million and long-term debt of $198.0 million, net of current maturities, including borrowings of $35.8 million under our credit facility. We also had $5.3 million of letters of credit outstanding under our credit facility. In addition, at March 31, 2000, we had $49.4 million of convertible subordinated notes outstanding that have been converted to common stock subsequent to March 31, 2000.

     During the three months ended March 31, 2000, operating activities provided net cash flow of $1.1 million. Changes in working capital accounts are affected by the acquisitions throughout the quarter and as such are not comparable to prior periods. We used net cash in investing activities of $58.0 million, including $39.0 million used for the purchase of businesses, net of cash acquired. Financing activities provided a net cash flow of $48.3 million, resulting primarily from $150.0 million from the private placement of senior secured notes, partially offset by $103.3 million in repayments of our credit facility.

     As of December 31, 1999, we had cash and cash equivalents of $10.8 million, working capital of $164.1 million and long-term debt of $199.7 million, net of current maturities. Our long-term debt balance at that date included borrowings of $138.6 million under our credit facility and $49.4 million of convertible subordinated notes and $11.7 million of other debt. In addition, we had $5.5 million of letters of credit outstanding under our credit facility.

     During the year ended December 31, 1999, operating activities provided net cash to us of $46.3 million. Acquisitions created the largest changes in our working capital accounts throughout the year and such accounts are not comparable to prior periods. We used net cash in investing activities of $368.3 million, including $308.7 million used for the purchase of businesses, net of cash acquired. Financing activities provided net cash of $329.5 million, resulting primarily from $82.9 million from net borrowings under our credit facility, $101.1 million of net proceeds from a January 1999 public equity offering and $182.1 million of net proceeds from the issuance of the Series A preferred stock, partially offset by $43.3 million in repayments of debt assumed in connection with acquisitions.

     In January 1999, we completed a public offering of common stock, which included the issuance of 6,900,000 shares of common stock (including 900,000 shares pursuant to the underwriters' over-allotment option) at a price of $15.50 per share (before deducting underwriting discounts and commissions). We realized proceeds from this transaction, net of the discounts and commissions and after deducting the expenses of the offering, of approximately $101.1 million. Of this amount, we used $57.8 million to repay outstanding indebtedness under our credit facility and the remainder to acquire additional businesses.

     In June 1999, we expanded our bank group from nine to 14 banks and increased our $175.0 million credit facility to $350.0 million. The credit facility is secured by a pledge of all of the capital stock of our operating subsidiaries and the majority of our assets. We use the credit facility to provide funds to be used for working capital, to finance acquisitions and for other general corporate purposes. Amounts borrowed under the credit facility bear interest at a rate equal to either (a) LIBOR plus 1.00 percent to 2.00 percent, as determined by the ratio of our total funded debt to EBITDA (as defined in the credit facility) or (b) the bank's prime rate plus up to 0.25 percent, as determined by the ratio of our total funded debt to EBITDA. We owe commitment fees of 0.25 percent to 0.50 percent (based on total funded debt to EBITDA) on any unused borrowing capacity under the credit facility. Our subsidiaries guarantee repayment of all amounts due under the credit facility, and the credit facility restricts pledges of material assets. We agreed to usual and customary covenants for a credit facility of this nature, including a prohibition on the payment of dividends on common stock, certain financial ratios and indebtedness covenants and a requirement to obtain the consent of the lenders for acquisitions exceeding a certain level of cash consideration.

     In September 1999, we issued 1,860,000 shares of Series A preferred stock to UtiliCorp United for an initial investment of $186,000,000, before transaction costs. The Series A preferred stock bears a dividend rate of 0.5% per annum and is convertible into common stock at any time at the option of UtiliCorp United at $20.00 per share, subject to customary adjustments for certain dilutive events. We used the net proceeds from the investment to reduce outstanding borrowings under our credit facility.

     We also entered into a management services agreement with UtiliCorp United for advice and services including financing activities; corporate strategic planning; research on the restructuring of the power industries; the development, evaluation and marketing of our products, services and capabilities; identification of and evaluation of potential U.S. acquisition candidates and other merger and acquisition advisory services; and other services that we may reasonably request. In consideration of the advice and services rendered by UtiliCorp United, we agreed to pay UtiliCorp United, on a quarterly basis in arrears, a fee of $2,325,000. The UtiliCorp United management services agreement lasts for six years, but can be extended by mutual agreement of the parties. We have the right to terminate the management services agreement at any time if, in our reasonable judgment, changes in the nature of our relationship with UtiliCorp United make effective provision of the services to be provided unlikely.

     During 1999, we acquired 40 companies for an aggregate consideration of
15.0 million shares of common stock and $323.6 million in cash and notes. From January 1, 2000 through June 30, 2000, we acquired 15 companies for an aggregate consideration of $86.5 million in cash and 2.6 million shares of our common stock. The cash portion of such consideration was provided by borrowings under our credit facility and proceeds from our January 1999 public offering of common stock. We intend to use cash and shares of our common stock to finance additional acquisitions we complete.

     In March 2000, we closed a private placement of senior secured notes with 16 lenders, primarily insurance companies, for $150.0 million. The senior secured notes have maturities of five, seven or ten years with a weighted average interest rate of 8.52% and, pursuant to an intercreditor agreement, rank pari passu in right of repayment with our credit facility indebtedness. The senior secured notes have financial covenants similar to the credit facility. We used the proceeds from this private placement to reduce outstanding borrowings under the credit facility. Accordingly, as of June 29, 2000, we had a borrowing availability of $250.6 million under the credit facility.

     We anticipate that our cash flow from operations, our credit facility and the proceeds to Quanta from this offering and the concurrent notes offering will provide sufficient cash to enable us to meet our working capital needs, debt service requirements and planned capital expenditures for property and equipment for at least the next 12 months. However, if companies we wish to acquire are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we could be required to utilize more cash to complete acquisitions. If sufficient funds were not available from operating cash flow or through borrowings under the credit facility, we may be required to seek additional financing through the public or private sale of equity or debt securities. There can be no assurance that we could secure such financing if and when we need it or on terms we would deem acceptable.

INFLATION

     Due to relatively low levels of inflation experienced during the years ended December 31, 1997, 1998 and 1999, inflation did not have a significant effect on our results.

YEAR 2000

     The Company did not experience any significant operational difficulties nor are we aware of any of our suppliers, customers or service providers experiencing any significant operational difficulties as a result of Year 2000 issues. We will continue to monitor all critical systems for any incidents of delayed complications or disruptions and problems encountered through third parties with whom we deal so that they may be timely addressed.

SEASONALITY; FLUCTUATIONS OF QUARTERLY RESULTS

     Our results of operations can be subject to seasonal variations. During the winter months, demand for new projects may be lower due to reduced construction activity. However, demand for repair and maintenance services attributable to damage caused by inclement weather during the winter months may partially offset the loss of revenues from lower demand for new projects. Additionally, our industry can be highly cyclical. As a result, our volume of business may be adversely affected by declines in new projects in various geographic regions in the U.S. Typically, we experience lower gross and operating margins during the winter months. The timing of acquisitions, variations in the margins of projects performed during any particular quarter, the timing and magnitude of acquisition assimilation costs and regional economic conditions may also materially affect quarterly results. Accordingly, our operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risk primarily related to potential adverse changes in interest rates as discussed below. Management is actively involved in monitoring exposure to market risk and continues to develop and utilize appropriate risk management techniques. We are not exposed to any other significant market risks, including commodity price risk, foreign currency exchange risk or interest rate risks from the use of derivative financial instruments. Management does not presently use derivative financial instruments.

     Therefore, our exposure to changes in interest rates primarily results from our short-term and long-term debt with both fixed and floating interest rates. Our debt at December 31, 1999 with fixed interest rates primarily consisted of our 6 7/8% convertible subordinated notes issued in September 1998, which have subsequently been converted to common stock. Our debt with variable interest rates was primarily our credit facility. The following table presents principal amounts (stated in thousands) and related average interest rates by year of maturity for our debt obligations and their indicated fair market value at December 31, 1999:

                              2000     2001     2002     2003      2004     THEREAFTER    TOTAL
                             ------   ------   ------   ------   --------   ----------   --------
Liabilities--Long-Term Debt
  Variable Rate............  $   --   $   --   $   --   $   --   $138,630    $    --     $138,630
  Average Interest Rate....     7.6%     7.6%     7.6%     7.6%       7.6%       7.6%         7.6%
  Fixed Rate...............  $   --   $   --   $   --   $   --   $     --    $49,350     $ 49,350
  Average Interest Rate....   6.875%   6.875%   6.875%   6.875%     6.875%     6.875%       6.875%

                                                          FAIR VALUE
                                                          ----------
Liabilities--Long-Term Debt:
  Variable Rate........................................    $138,630
  Fixed Rate...........................................    $ 49,350

     For comparative purposes, the following table presents principal amounts (stated in thousands) and related average interest rates by year of maturity for our 1998 debt obligations and their indicated fair market value at December 31, 1998:

                                1999     2000     2001     2002     2003     THEREAFTER    TOTAL
                               ------   ------   ------   ------   -------   ----------   -------
Liabilities--Long-Term Debt
  Variable Rate..............  $   --   $   --   $   --   $   --   $56,000    $    --     $56,000
  Average Interest Rate......     7.0%     7.0%     7.0%     7.0%      7.0%       7.0%        7.0%
  Fixed Rate.................  $   --   $   --   $   --   $   --   $    --    $49,350     $49,350
  Average Interest Rate......   6.875%   6.875%   6.875%   6.875%    6.875%     6.875%      6.875%

                                                          FAIR VALUE
                                                          ----------
Liabilities--Long-Term Debt:
  Variable Rate........................................    $56,000
  Fixed Rate...........................................    $49,350

     Subsequent to December 31, 1999, we issued $150.0 million of senior notes. The senior notes have maturities of five, seven and ten years with a weighted average interest rate of 8.52%. The proceeds were used to pay down our credit facility.

                                    BUSINESS

GENERAL

     We are a leading provider of specialized contracting services, including designing, installing, repairing and maintaining network infrastructure. We offer end-to-end network solutions to the telecommunications, cable television and electric power industries. The Internet and the growth in demand for increased bandwidth coupled with deregulation, increased outsourcing by our customers and the convergence of the telecommunications, cable television and electric power industries have resulted in significant growth in demand for our services.

     At December 31, 1999, our operating units had revenues on a combined pro forma basis of $1.33 billion in 1999 compared to $1.09 billion in 1998, representing pro forma internal revenue growth of 22.0%. To leverage the growth in demand for our services, we made strategic acquisitions that expanded our geographic presence, generated operating synergies with existing businesses and developed new capabilities to meet our customers' evolving needs.

     Our principal offices in 37 states provide us the presence and capability to quickly and reliably complete turnkey projects nationwide. We perform services for many of the leading companies in the industries we target. Representative customers include:

 --   AT&T                                 --   PG&E
 --   Century Telephone                    --   Puget Sound Energy
 --   Charter Communications               --   Seren
 --   Enron                                --   Sprint PCS
 --   Everest Connections                  --   Time Warner
 --   Media One (now AT&T Broadband)       --   U.S. West (now Qwest Communications)
 --   Nevada Power                         --   UtiliCorp United
 --   PF.Net                               --   Williams Communications

     Our reputation for speed, performance, geographic reach and a comprehensive service offering has also enabled us to develop profitable strategic alliances with customers such as Enron and UtiliCorp United.

INDUSTRY OVERVIEW

     We estimate that network infrastructure spending by telecommunications, cable television and electric power providers exceeded $45.0 billion in 1999. We believe the following trends in the industries we serve are fueling growth in our business:

     Increased Demand for Bandwidth. To meet increasing demand for bandwidth required for video, voice and data transmission, telecommunications and cable television providers are expanding and upgrading their networks. According to industry sources, broadband Internet subscriptions across all categories (cable, DSL and wireless) are expected to increase from 0.6 million in 1998 to 34.3 million in 2008. By 2003, it is expected that 54.0 million, or approximately half, of U.S. homes will have Internet access. We believe that many new entrants into the local and long distance telephone, Internet and cable television markets will have an immediate need to install and expand their networks to be competitive.

     Deregulation. Deregulation of the telecommunications markets has spurred significant additional investment by cable television companies, local exchange carriers and long distance companies as they seek to protect and expand their customer bases. Deregulation of the utility markets has caused electric power companies to seek to improve their competitive position by reducing their costs and entering new lines of business. Deregulation will drive increased competition in these industries and force companies to find new ways to maintain or increase their competitive advantage.

     Increased Outsourcing. Competitive pressures in the industries we serve and an increased focus on core competencies have caused an acceleration of outsourcing of network services. For instance, while investor-owned utilities have expanded their services and increased their power generation, total employment has declined in the last decade. Outsourcing network development and maintenance reduces costs, provides flexibility in budgets and improves the service and performance of our customers.

     Industry Convergence. Telecommunications, cable television and electric power providers are leveraging their rights-of-way and existing networks to deliver comprehensive, value-added services to their customer base. For instance, according to the Edison Electric Institute, over one-half of investor-owned electric utilities now have a telecommunications-related subsidiary as part of their corporate structure. As business lines between traditional telecommunications, cable television and electric power markets continue to blur, our target customers are increasingly seeking single-source providers with expertise in fiber optic, coaxial, copper and energized power networks.

     Increased Demand for Comprehensive End-to-End Solutions. We believe that our customers seek service providers who can rapidly and effectively design, install and maintain networks and continue to meet their evolving needs as they enter new geographic and product markets. The strategic and financial value to these companies of geographically expanded and technologically improved networks has caused them to place a premium on the provision of quick and reliable turnkey network solutions. Accordingly, they are reducing the number of their network service providers and partnering with experienced companies with broad geographic reach, financial strength and technical expertise.

     Increased Need to Upgrade Electric Power Transmission and Distribution Networks. We believe that aging networks and increased competition will spur increased investment in electric power transmission and distribution networks. As competition allows consumers and businesses more choice as to their provider of electric power, concerns about power quality and reliability will result in increased investment in transmission and distribution infrastructure. Additionally, as deregulation accelerates the selling of electricity across regional networks, capacity and reliability will become increasingly important.

OUR COMPETITIVE STRENGTHS

     Our competitive strengths include:

     Nationwide Capability. We provide our services in all 50 states, which positions us as one of the few experienced network service providers able to deliver comprehensive network solutions regardless of geographic scope. For example, our recently announced PF.Net network installation spans nine states.

     Comprehensive End-to-End Service Offering. We believe that we are one of the few network service providers capable of delivering end-to-end solutions. Starting from one end point, such as a telephone company switching system, cable television head end or electric power generation plant and extending through fiber optic, copper, power and coaxial cable or wireless transmission infrastructure to the end user's terminal, data port or cellular station, we can design, build, install and maintain a telecommunications, cable television or electric power network. We apply our technical expertise and innovative technologies to provide cost effective solutions to our customers. For instance, we are the sole owner of the U.S. rights to the patented Line Master(R) robotic arm that can be used to facilitate the repair of high voltage power transmission lines without disrupting service. In addition, our broad range of services gives us the flexibility to capitalize on the growth of the Internet and the convergence of traditional telecommunications, cable television and electric power markets to meet our customers' continually evolving needs.

     Diversified Customer Relationships. We serve over 300 customers throughout the U.S. and no single customer accounted for more than 10% of our pro forma revenues in 1999. The diversity of our customer base enables us to take advantage of the relatively higher margins and levels of capital spending that may exist during various cycles in any one or more of the industries and geographic areas we serve. In addition, we maintain strategic alliance agreements or preferred provider relationships with a number of our customers.

     Management Experience. Several of our top corporate executives, including our Chief Executive Officer, have more than 20 years of experience in managing network infrastructure operations. In addition, more than 30 executives of our operating units have over 20 years experience. Cooperation among our operating units by sharing best practices and innovative technology leverages this management expertise throughout our company.

GROWTH STRATEGY

     The key elements of our growth strategy are:

     Focus on Internal Growth and Integration. We believe we can continue to generate strong internal revenue growth by providing our customers comprehensive end-to-end solutions for their infrastructure needs. Our operating units share best practices and innovative technology, as well as equipment and human resources. Accordingly, each operating unit is well-positioned to expand its relationship with current customers and develop relationships with new customers. By cross-selling the capabilities of our operating units, we offer our customers cost-effective, turnkey solutions to their network needs.

     Expand Portfolio of Services. We plan to expand our portfolio of services, providing our customers with a completely outsourced solution to their evolving network infrastructure needs. We intend to broaden our service offering, including geographic reach and technological capabilities, through both internal development and selective acquisitions.

     Continue to Expand Operating Efficiencies. In 1999, we increased our gross profit, operating income and net income margins. We intend to continue to improve our profitability by:

      --   focusing on growth in our more profitable services;

      -- combining overlapping operations of certain of the businesses we acquire;

      --   using our assets more efficiently;

      -- increasing purchasing power to gain volume discounts in areas such as vehicles and equipment, materials, marketing, bonding, employee benefits and insurance;

      -- sharing of pricing, bidding, licensing and other business practices among our operating units; and

      -- developing and expanding the use of management information systems to facilitate financial control and asset allocation.

     Pursue Selected Acquisitions. We plan to continue to pursue acquisitions of profitable companies with strong management teams and good reputations to broaden our customer base, expand our geographic area and grow our portfolio of services. We have successfully integrated over 60 acquisitions since our initial public offering in February 1998. We expect that there will continue to be a large number of attractive acquisition candidates due to the highly fragmented nature of the industry, the inability of many companies to expand and modernize due to capital constraints, and the desire of owners for liquidity. We believe that our financial strength and experienced management will be attractive to acquisition candidates.

SERVICES

     We deliver end-to-end network solutions to the telecommunications, cable television and electric power industries as well as commercial, industrial and governmental entities. Our comprehensive services include designing, installing, repairing and maintaining network infrastructure.

     Telecommunications Network Services. Our services to the telecommunications industry generated 32% of our pro forma combined revenues for the year ended December 31, 1999. These services include:

      -- fiber optic, copper and coaxial cable installation and maintenance for video, data and voice transmission;

      --   designing, building and maintaining DSL networks;

      -- engineering and erecting cellular, digital, PCS(R), microwave and other wireless communications towers;

      -- designing and installing switching systems for incumbent local exchange carriers, competitive local exchange carriers, regional Bell operating companies and long distance providers;

      --   trenching and plowing applications;

      --   horizontal directional boring;

      --   rock saw, rock wheel and rock trench capabilities;

      --   vacuum excavation services;

      --   splicing and testing of fiber optic and copper networks; and

      --   cable locating.

     Cable Television Network Services. Our services to the cable television industry generated 14% of our pro forma combined revenues for the year ended December 31, 1999. These services include:

      -- fiber optic and coaxial cable installation and maintenance for voice, video and data transmission;

      --   system design and installation;

      -- upgrading power and telecommunications infrastructure for cable installations;

      --   system splicing, balance, testing and sweep certification; and

      -- analog and digital residential installation and customer connects for cable television, telephone and Internet services.

     Electric Power Network Services. Our services to the electrical power industry generated 28% of our pro forma combined revenues for the year ended December 31, 1999. These services include:

      -- installation, repair and maintenance of electric transmission lines from 69,000 volts to 760,000 volts;

      -- installation, repair and maintenance of electric power distribution projects;

      --   designing and constructing substation projects;

      -- installing fiber optic lines for voice, video and data transmission on existing electric power infrastructure;

      -- installing and maintaining joint trench natural gas distribution systems;

      --   trenching and horizontal boring for underground installations;

      --   cable and fault locating; and

      --   storm damage restoration work.

     Ancillary Services. Our ancillary services to commercial, industrial and governmental entities generated 26% of our pro forma combined revenues for the year ended December 31, 1999. These services include:

      -- installing intelligent traffic networks such as traffic signals, controllers, synchronized signals, variable message signs, closed circuit television and other monitoring devices for governments;

      -- installing cable and control systems for light rail lines, airports and highways;

      -- designing, installing, maintaining and repairing electrical components, fiber optic cabling and building control and automation systems;

      --   installing and maintaining natural gas transmission systems; and

      -- providing specialty rock trenching, directional boring and road milling for industrial and commercial customers.

CUSTOMERS, STRATEGIC ALLIANCES AND PREFERRED PROVIDER RELATIONSHIPS

     Our customers include telecommunications, cable television and electric power companies, as well as commercial, industrial and governmental entities. Telecommunications companies currently represent our largest customer base. Our 10 largest customers accounted for less than 30% of our pro forma revenues in 1999.

     Management at each of our operating units is responsible for developing and maintaining successful long-term relationships with customers. Our management is encouraged to cross-sell additional services of other operating units to their customers. In addition, our corporate marketing staff promotes and markets our services for prospective large national accounts and projects that require services from multiple business units, such as our recently announced contracts with Everest Connections and PF.Net. Many of our customers and prospective customers have qualification procedures for approved bidders or vendors based upon the satisfaction of particular performance and safety standards set by the customer. These customers typically maintain a list of vendors meeting such standards and award contracts for individual jobs only to such vendors. We strive to maintain our status as a preferred or qualified vendor to such customers.

     We believe that our strategic relationships with large providers of telecommunications services and electric power providers will provide opportunities for future growth. In September 1999, UtiliCorp United invested $186.0 million in Quanta and agreed to use Quanta as a preferred contractor in outsourced transmission and distribution infrastructure construction and maintenance and natural gas distribution construction and maintenance in all areas serviced by Quanta. In October 1998, in connection with a $49.4 million investment in Quanta, we entered into a strategic alliance agreement with an affiliate of Enron regarding the design, construction and maintenance of electric power transmission and distribution systems and fiber optic communications systems.

     We also maintain strategic alliance agreements or preferred provider relationships with several other leading companies competing in the telecommunications and electric power industries. Strategic alliances are typically agreements for periods of approximately two to four years that may include an option to add one to two years at the end of a contract. Many of the strategic alliance agreements we have secured include exclusivity clauses providing that Quanta will be awarded all contracts for a certain type of work or in a certain geographic region. None of these contracts, however, guarantee a specific dollar amount of work to be performed by Quanta. Preferred provider agreements typically indicate the intention to work together and certain of these agreements provide us with preferential bidding procedures. Certain of our strategic alliances and preferred provider relationships are listed in the following table:

                                                           START OF
                     RELATIONSHIP                        RELATIONSHIP
                     ------------                        ------------
Everest Connections...................................       2000
UtiliCorp United......................................       1999
Enron.................................................       1998
Washington Water & Power (Avista).....................       1996
Century Telephone.....................................       1993
Nevada Power Company..................................       1989
MidAmerican Energy Corp...............................       1988
Western Resources.....................................       1979
Kansas City Power & Light.............................       1978
Intermountain R.E.A. .................................       1953

ACQUISITIONS

     During 1999, we acquired 40 network service or related businesses for a combined consideration of $323.6 million in cash and notes and 15.0 million shares of common stock. In addition, from December 31, 1999 to June 30, 2000, we acquired 15 additional businesses for a combined consideration of $86.5 million in cash and 2.6 million shares of common stock.

     We have developed a set of financial, geographic and management criteria designed to assist management in the evaluation of acquisition candidates as compatible with Quanta's business strategy. These criteria evaluate a variety of factors, including:

      --   historical and projected financial performance;

      -- experience and reputation of the candidate's management and operations;

      --   composition and size of the candidate's customer base;

      -- whether the geographic location of the candidate will enhance or expand our market area or ability to attract other acquisition candidates;

      -- whether the acquisition will augment or increase Quanta's market share or services offered or help protect our existing customer base;

      -- potential synergies gained by combining the acquisition candidate with our existing operations; and

      --   liabilities, contingent or otherwise, of the candidate.

EMPLOYEES

     As of March 31, 2000, we had approximately 8,600 employees, of which approximately 1,100 were salaried employees and approximately 7,500 were hourly employees. Salaried employees include executive officers, project managers or engineers, job superintendents, staff and clerical personnel. The number of hourly employees fluctuates depending upon the number and size of the projects we undertake at any particular time. We do not anticipate any overall reductions in staff as a result of the consolidation of the businesses we acquire, although there may be some job realignments and new assignments in an effort to eliminate overlapping and redundant positions.

     Approximately 35% of our employees at March 31, 2000 were covered by collective bargaining agreements, primarily with the International Brotherhood of Electrical Workers. Under these agreements with our unions, we agree to pay specified wages to our union employees, observe certain workplace rules and make employee benefit payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of these employees. These collective bargaining agreements have varying terms and expiration dates. The majority of the collective bargaining agreements contain provisions that prohibit work stoppages or strikes, even during specified negotiation periods relating to agreement renewal, and provide for binding arbitration dispute resolution in the event of prolonged disagreement. None of our operating units has experienced any strikes or work stoppages in the past 20 years; however, there can be no assurance that work stoppages or strikes will not occur from time to time.

     Each of our operating units provides a variety of health, welfare and benefit plans for their employees who are not covered by collective bargaining agreements. We are currently considering replacing these various employee benefit plans with a single plan covering all of our non-bargaining employees. In February 1999, Quanta adopted a 401(k) plan pursuant to which eligible employees who are not provided retirement benefits through a collective bargaining agreement may make contributions through a payroll deduction. Quanta makes matching contributions of 100% of each employee's contribution up to 3% of that employee's salary and 50% of each employee's contribution between 3% and 6% of such employee's salary. Quanta also has an employee stock purchase plan which provides that eligible employees may contribute up to 10% of their cash compensation, up to $25,000 annually, toward the semi-annual purchase of Quanta's common stock at a discounted price. Over 1,100 of our employees participated in the initial offering period for this plan.

     Our industry, like many industries, is experiencing a shortage of skilled workers. In response to the shortage, we seek to take advantage of various IBEW and National Electrical Contractors Association referral programs and hire graduates of the joint IBEW/NECA apprenticeship program for training qualified electrical workers.

     We believe our relationships with employees and union representatives are good.

TRAINING, QUALITY ASSURANCE AND SAFETY

     Performance of Quanta's services requires the use of equipment and exposure to conditions that can be dangerous. Although we are committed to a policy of operating safely and prudently, we have been and will continue to be subject to claims by employees, customers and third parties for property damage and personal injuries resulting from performance of our services. We perform on-site services using employees who have completed our applicable safety and training programs. Quanta's policies require that employees complete the prescribed training and service program of the operating unit for which they work in addition to those required, if applicable, by NECA and the IBEW prior to performing more sophisticated and technical jobs. For example, all journeymen linemen are required by the IBEW and NECA to complete a minimum of 7,000 hours of on-the-job training, approximately 200 hours of classroom education and extensive testing and certification. Each operating unit may require additional training depending upon the sophistication and technical requirements of a particular job. We intend to establish company-wide training and educational programs, as well as comprehensive safety policies and regulations, by sharing "best practices" throughout our operations.

REGULATION

     Our operations are subject to various federal, state and local laws and regulations including:

      --   licensing requirements applicable to electricians and engineers;

      --   building and electrical codes;

      -- permitting and inspection requirements applicable to construction projects;

      --   regulations relating to worker safety and environmental protection;
           and

      --   special bidding and procurement requirements on government projects.

     We believe that we have all the licenses required to conduct our operations and that we are in substantial compliance with applicable regulatory requirements. Our failure to comply with applicable regulations could result in substantial fines or revocation of our operating licenses. Many state and local regulations governing electrical construction require permits and licenses to be held by individuals who have passed an examination or met other requirements. Quanta intends to implement a policy to ensure that, where possible, any such individual permits or licenses that may be material to Quanta's operations are held by at least two of our employees with responsibility for the regulated activity.

     Our operations are subject to various laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. For example, we own and operate a number of above-ground and below-ground fuel storage tanks, vehicle maintenance and vehicle washing facilities, and equipment storage facilities. As a result of these and other operations, we must comply with air quality regulations under the federal Clean Air Act, water quality and wastewater disposal regulations under the federal Clean Water Act, and regulations related to the handling and storage of hazardous substances (including waste oil, cleaning solvents, and possibly polychlorinated biphenyls, creosote, and asbestos) under the federal Resource Conservation and Recovery Act. Other federal, state and local environmental regulations may also apply to our operations. Failure to comply with these regulations could result in substantial civil and criminal penalties. Our operating executives and safety department share responsibility for overseeing our compliance with environmental regulations.

     We could also incur liability under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law. CERCLA imposes liability, without regard to fault or the legality of the original conduct, on classes of persons who are considered to have contributed to the release of hazardous substances into the environment. These classes of persons include the owners or operators of disposal sites or other sites where releases to the environment occurred as well as companies that disposed or arranged to dispose of the hazardous substances found at the site. Persons who are responsible under CERCLA may be subject to joint and several liability for environmental cleanup costs and for damages to natural resources. Also, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and damage to property allegedly caused by the hazardous substances released into the environment. Because we have purchased businesses that dispose of hazardous substances and have acquired real property in connection with those purchases, we could be liable under CERCLA or other similar laws for environmental cleanup costs based on past or future operations at our facilities.

     We believe we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on us. Furthermore, we are not aware of any pending or threatened environmental lawsuits, fines, or enforcement actions that could have a material adverse impact on us. Public interest in protecting the environment, however, has increased dramatically in recent years. Therefore, if laws are enacted or other governmental actions are taken that impose additional environmental protection requirements, our business prospects could be adversely affected to the extent that our environmental compliance costs increase.

COMPETITION

     The industry in which we operate is highly competitive, requiring substantial resources and skilled and experienced personnel. Quanta competes with other independent contractors in most of the markets in which we operate, several of which are large domestic companies that have greater financial, technical and marketing resources. In addition, there are relatively few barriers to entry into the industry in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor. A significant portion of our revenues are currently derived from fixed price agreements, and price is often an important factor in the award of such agreements. Accordingly, we could be underbid by our competitors in an effort by them to procure such business. We believe that as demand for our services increases, customers will increasingly consider other factors in choosing a service provider, including technical expertise and experience, financial and operational resources, nationwide presence, industry reputation and dependability, which should benefit contractors such as Quanta. There can be no assurance, however, that our competitors will not develop the expertise, experience and resources to provide services that are superior in both price and quality to our services, or that we will be able to maintain or enhance our competitive position. We may also face competition from the in-house service organizations of our existing or prospective customers, including telecommunication, cable television and electric power companies, that employ personnel who perform some of the same types of services as those provided by us. Although a significant portion of these services is currently outsourced, there can be no assurance that our existing or prospective customers will continue to outsource services in the future.

RISK MANAGEMENT, INSURANCE AND PERFORMANCE BONDS

     The primary risks in our operations are bodily injury, property damage and injured workers' compensation. We maintain automobile and general liability insurance for third party bodily injury and property damage and workers' compensation coverage which we consider sufficient to insure against these risks. Certain of these policies maintained by our operating units prior to our acquisition of them were subject to self-insured amounts ranging from $100,000 to $1,000,000. We have consolidated the casualty insurance programs for most of our subsidiaries, which has resulted in savings from the amounts historically paid by the operating units. Our current insurance program has no self-insurance provisions. In the future, however, we may have insurance programs with significant self-insurance obligations. Self-insured claims under previous policies are monitored to ensure that remaining accruals are adequate. Accruals for outstanding claims are estimated based on known facts and our prior experience. Actual experience and claims could differ from our estimates.

     Contracts in the telecommunications, cable television and electrical power contracting industry may require performance bonds or other means of financial assurance to secure contractual performance. If we were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, we might be precluded from entering into additional contracts with certain of our customers.

LEGAL PROCEEDINGS

     We are from time to time a party to litigation or administrative proceedings that arise in the normal course of our business. We do not have pending any litigation that, separately or in the aggregate, would in the opinion of management have a material adverse effect on our results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning our directors and executive officers:

                 NAME                   AGE                  POSITION
                 ----                   ---                  --------
John R. Colson........................  53    Chief Executive Officer, Director
James H. Haddox.......................  51    Chief Financial Officer
Gary A. Tucci.........................  43    Vice President Western Region,
                                              President of Potelco, Director
John R. Wilson........................  50    Vice President Eastern Region,
                                              President of PAR, Director
Luke T. Spalj.........................  35    Vice President Central Region, Chief
                                                Operating Officer of Spalj
                                                Construction Company
Elliott C. Robbins....................  53    Senior Vice President--Operations
James F. O'Neil III...................  41    Vice President--Operational
                                              Integration
Nicholas M. Grindstaff................  37    Treasurer
Brad Eastman..........................  32    Vice President, Secretary and General
                                                Counsel
Derrick A. Jensen.....................  29    Vice President, Controller and Chief
                                                Accounting Officer
John A. Martell.......................  45    Vice President of TRANS TECH, Director
Vincent D. Foster.....................  43    Chairman of the Board of Directors
James R. Ball.........................  57    Director
Michael T. Willis.....................  55    Director
Robert K. Green.......................  38    Director
James G. Miller.......................  51    Director

     John R. Colson was elected Chief Executive Officer of Quanta in December 1997 and became a director of Quanta effective upon the consummation of our initial public offering in February 1998. Mr. Colson joined PAR in 1971 and became its President in 1991. Mr. Colson is currently a member of the Council of Industrial Relations, governor of the Missouri Valley chapter of NECA and a director of the Missouri Valley Line Apprenticeship Program, and a director of U.S. Concrete, Inc., a publicly traded ready-mixed concrete manufacturer and distributor.

     James H. Haddox has been Chief Financial Officer of Quanta since November 1997. From March 1996 until joining Quanta, Mr. Haddox was Senior Vice President--Finance of Corporate Express Delivery Systems, Inc., a national provider of same day delivery services. From January 1994 to March 1996, Mr. Haddox held various positions, including Chief Accounting Officer and Vice President--Finance, with U.S. Delivery Systems, Inc., a NYSE listed company which was the largest provider of same day delivery services in the U.S. prior to its merger in March 1996 with Corporate Express, Inc. From 1991 to 1994 Mr. Haddox was an independent business consultant providing management services. From 1987 to 1991, Mr. Haddox held various financial positions, including Chief Financial Officer and Chief Accounting Officer, at Allwaste, Inc., a NYSE listed national environmental services company. Mr. Haddox is a certified public accountant.

     Gary A. Tucci has been Vice President--Western Region of Quanta since August 1998. Mr. Tucci joined Potelco, a subsidiary of Quanta, in 1975 and became its President in 1988. Mr. Tucci is a member of the Joint NECA/IBEW Apprenticeship and Training Committee as well as its labor relations board. Mr. Tucci became a director of Quanta effective upon the consummation of our initial public offering.

     John R. Wilson has been Vice-President--Eastern Region of Quanta since April 1999 and President of PAR since 1997. Mr. Wilson joined PAR in 1977 and became an Executive Vice President in 1991. Mr. Wilson became a director of Quanta effective upon the consummation of our initial public offering.

     Luke T. Spalj has been Vice President--Central Region of Quanta since May 2000 and Chief Operating Officer of Spalj Construction Company since 1998. Mr. Spalj joined Spalj Construction Company in 1989. Mr. Spalj is a registered professional engineer and a director of the First National Bank of Deerwood and the Power Communication Contractors Association.

     Elliott C. Robbins has been Senior Vice President--Operations of Quanta since November 1999 and Chief Executive Officer of Intermountain Electric, Inc. since 1998. Quanta acquired Intermountain in July 1999. Mr. Robbins held various positions with the MYR Group, Inc. from 1984 until 1998, most recently as a member of the Executive Management Committee and Senior Vice President, Treasurer and Chief Financial Officer. Mr. Robbins is a certified public accountant and a member of NECA, the America Institute of Certified Public Accountants, the Illinois CPA Society and the Union League Club.

     James F. O'Neil III has been Vice President--Operational Integration of Quanta since August 1999. From 1980 until 1999, Mr. O'Neil held various positions with Halliburton Company, most recently as Director, Global Deepwater Development.

     Nicholas M. Grindstaff has been Treasurer of Quanta since October 1999. From March 1999 until September 1999, Mr. Grindstaff served as Assistant Treasurer of Quanta. From December 1996 until February 1999, Mr. Grindstaff was employed by American Residential Services, a consolidator of the HVAC, plumbing and electrical service industries, most recently as Assistant Treasurer. Prior to joining American Residential Services, Mr. Grindstaff had various financial roles with IBM.

     Brad Eastman has been Vice President and General Counsel of Quanta since July 1998 and Secretary since March 1999. From March 1996 until joining Quanta, Mr. Eastman was an associate in the law firm of Brobeck, Phleger & Harrison LLP focusing on clients in high growth industries. From October 1994 until March 1996, Mr. Eastman was an associate in the law firm of Sullivan & Cromwell focusing on clients in the financial services industry. Mr. Eastman holds a J.D. degree.

     Derrick A. Jensen has been Vice President and Controller of Quanta since December 1997 and Chief Accounting Officer since March 1999. Prior to joining Quanta, Mr. Jensen was employed by Arthur Andersen LLP, serving most recently as audit manager focusing on clients in consolidating industries. Mr. Jensen is a certified public accountant.

     John A. Martell founded TRANS TECH Electric, Inc., a subsidiary of Quanta, in 1983 and serves as its Vice President. He is currently a member of the National Fire Protection Association and the Illuminating Engineering Society. Mr. Martell is a registered professional engineer. Mr. Martell became a director of Quanta effective upon the consummation of our initial public offering.

     Vincent D. Foster has been a director of Quanta since November 1997 and became non-executive Chairman of the Board upon consummation of our initial public offering. Mr. Foster is a Managing Director of Main Street Equity Advisors, LLC, a venture capital firm. From September 1988 through October 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen. Mr. Foster was the Director of the Corporate Finance and Mergers and Acquisitions practices of Arthur Andersen for the southwestern U.S., specializing in structuring and executing "roll-up" transactions and in providing merger and acquisition and corporate finance advisory services to clients in consolidating industries. Mr. Foster is also a director of U.S. Concrete, Inc. and Carriage Services, Inc., a death-care company. Mr. Foster holds a J.D. degree and is a certified public accountant.

     James R. Ball is a private investor, an industry consultant and a member of the board of directors of Carbide/Graphite Group, Inc., a producer of graphite electrode specialty products. From 1969 to 1994, Mr. Ball held several positions with Vista Chemical Company and its predecessor, Conoco, Inc. Vista was sold in 1991 to RWE-DEA, a unit of RWE AG, a German energy and chemicals concern, and Mr. Ball served on the board of directors of Vista and was its President and Chief Executive Officer from 1992 through 1994. Mr. Ball became a director of Quanta effective upon the consummation of our initial public offering.

     Michael T. Willis is Chairman of the Board, Chief Executive Officer and President of Comsys Holdings, Inc., an information technology staffing company. From 1993 until 1999, Mr. Willis was President, Chief Executive Officer and Chairman of the Board of Metamor Worldwide, formerly CoreStaff, Inc., one of the largest information technology and staffing companies in the U.S. Prior to founding Metamor in 1993, Mr. Willis served as Chief Executive Officer and President of The Talent Tree Corporation, which Mr. Willis founded in 1976 and built into one of the largest temporary services companies in the U.S. Mr. Willis sold Talent Tree to Hestair plc in 1987 and then continued as President and Chief Executive Officer until April 1993. Mr. Willis is a director of Metamor and is also a director of the Southwest Bancorporation of Texas, Inc., a publicly-traded financial institution and Lason, Inc., a provider of information management systems. Mr. Willis became a director of Quanta effective upon the consummation of our initial public offering.

     Robert K. Green has been a director of Quanta since September 1999. Mr. Green has served as President of UtiliCorp United since February 1996, and earlier served as Managing Executive Vice President of UtiliCorp United from January 1993 to February 1996. Mr. Green has held several executive positions at UtiliCorp United's Missouri Public Service division since 1988, including two years as President. Mr. Green is Co-Chairman of Kansas City Area Development Council, President of the Heart of America Council, Boy Scouts of America, a director of UMB Bank, N.A. and a director of UtiliCorp United.

     James G. Miller has been a director of Quanta since September 1999. Mr. Miller is Senior Vice President, Energy Delivery of UtiliCorp United. Mr. Miller joined UtiliCorp United in 1989 and served as President of UtiliCorp United's West Plains Energy division from 1991 to 1994, and President of its Michigan Gas Utilities division from 1989 to 1991. Before joining UtiliCorp United as part of the acquisition of Michigan Gas Utilities, Mr. Miller served as that company's President from 1983 to 1989.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of June 26, 2000, with respect to the beneficial ownership of Quanta's common stock and Limited Vote Common Stock by (i) each person known by Quanta to be a beneficial owner of more than 5% of Quanta's common stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of Quanta as a group. Except as otherwise indicated below, the persons named in the table have advised Quanta that they have sole voting and investment power with respect to the shares of Quanta's common stock and Limited Vote Common Stock shown as beneficially owned by them. Unless otherwise indicated, the number of shares and percentage of ownership for each of the named stockholders, directors and executive officers and for the directors and executive officers as a group assumes that shares of common stock that such stockholders, directors and executive officers may acquire within 60 days are outstanding. UtiliCorp United Inc. owns 100% of the outstanding shares of Series A preferred stock, which are convertible at UtiliCorp United's option into 9,300,000 shares of common stock.

                                               LIMITED VOTE
                                                  COMMON
                                               STOCK SHARES        COMMON STOCK SHARES     PERCENT
                                            BENEFICIALLY OWNED      BENEFICIALLY OWNED       OF
                                            -------------------   ----------------------    TOTAL
                                                       PERCENT                  PERCENT    VOTING
                   NAME                     NUMBER     OF CLASS     NUMBER      OF CLASS    POWER
                   ----                     -------    --------   ----------    --------   -------
UtiliCorp United Inc.(1)..................      --         --     26,155,966      36.7      36.6
John R. Colson(2)(3)......................      --         --      2,152,860       3.5       3.0
John R. Wilson(4).........................      --         --        625,162       1.0         *
John A. Martell(5)........................      --         --        589,226       1.0         *
Gary A. Tucci(6)..........................      --         --        551,439         *         *
Luke T. Spalj(7)..........................      --         --        286,085         *         *
Vincent D. Foster(8)......................  192,098      10.6         63,321         *         *
Michael T. Willis(2)(9)...................  72,859        4.0         22,500         *         *
James H. Haddox(2)(10)....................  70,000        3.9         18,837         *         *
James R. Ball(2)(9).......................  29,625          *         22,500         *         *
Robert K. Green(11)(12)...................      --         --         40,000         *         *
Derrick A. Jensen(2)(13)..................  37,500        2.1          7,500         *         *
Elliott C. Robbins(2)(14).................                            42,868         *         *
James G. Miller(11)(15)...................      --         --         19,500         *         *
James F. O'Neil(2)(16)....................      --         --         13,875         *         *
Brad Eastman(2)(17).......................      --         --          5,742         *         *
Nicholas M. Grindstaff(2).................      --         --            148         *         *
All directors and executive officers as a
  group (16 persons)(18)..................  402,082      22.2      4,488,063       7.2       6.3

                                                   (footnotes on following page)

------------

  *  Less than 1%

 (1) The address for UtiliCorp United is 20 West Ninth Street, Kansas City, Missouri, 64105. Includes 9,300,000 shares of common stock issuable upon conversion of 1,860,000 shares of Series A Preferred Stock issued by Quanta in connection with an investment of $186 million made by UtiliCorp United.

 (2) The address for Messrs. Ball, Colson, Eastman, Grindstaff, Haddox, Jensen, O'Neil, Robbins and Willis is 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056.

 (3) Includes 13,500 shares over which Messrs. Colson and Foster share voting and dispositive power and options to purchase 69,003 shares of common stock.

 (4) The address for Mr. Wilson is 1440 Iron Street, P.O. Box 12520, North Kansas City, Missouri 64116. Includes options to purchase 25,162 shares of common stock.

 (5) The address for Mr. Martell is 4601 Cleveland Road, P.O. Box 3915, South Bend, Indiana 46619. Includes 223,965 shares of common stock owned by trusts for the benefit of minor children of Mr. Martell, of which he disclaims beneficial ownership and options to purchase 6,414 shares of common stock.

 (6) The address for Mr. Tucci is 14103 Eight Street East, Sumner, Washington 98390. Includes 463,300 shares of common stock owned by a limited partnership for which Mr. Tucci serves as the general partner and options to purchase 46,752 shares of common stock.

 (7) The address for Mr. Spalj is P.O. Box 428 Deerwood, Minnesota 56444. Includes options to purchase 10,743 shares of common stock.

 (8) The address for Mr. Foster is 1360 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Includes options to purchase 45,171 shares of common stock as well as 4,500 shares of common stock owned by Main Street Equity Advisors, LLC, a merchant banking firm, of which Mr. Foster disclaims beneficial ownership and 13,500 shares of common stock over which Messrs. Colson and Foster share voting and dispositive power.

 (9)  Includes options to purchase 22,500 shares of common stock.

(10)  Includes options to purchase 18,837 shares of common stock.

(11) The address for Messrs. Green and Miller is 20 West Ninth Street, Kansas City, Missouri 64105.

(12) Includes 25,000 shares of common stock held by RJG Investment, L.P. and options to purchase 15,000 shares of common stock.

(13)  Includes options to purchase 7,500 shares of common stock.

(14)  Includes options to purchase 22,500 shares of common stock.

(15)  Includes options to purchase 15,000 shares of common stock.

(16)  Includes options to purchase 9,375 shares of common stock.

(17)  Includes options to purchase 5,625 shares of common stock.

(18)  Includes options to purchase 342,082 shares of common stock.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the underwriting agreement dated the date hereof, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Bear, Stearns & Co. Inc., First Union Securities, Inc., Raymond James & Associates, Inc., SunTrust Equitable Securities Corporation, and Wachovia Securities, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, an aggregate of 2,725,000 shares of common stock. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:

                   UNDERWRITER                      NUMBER OF SHARES
                   -----------                      ----------------
Morgan Stanley & Co. Incorporated.................
Banc of America Securities LLC....................
Bear, Stearns & Co. Inc. .........................
Raymond James & Associates, Inc. .................
SunTrust Equitable Securities Corporation.........
Wachovia Securities, Inc. ........................
                                                       ---------
          Total...................................     2,725,000
                                                       =========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any such shares are taken.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $     a share under the public offering price. Any underwriter
may allow, and such dealers may reallow, a concession not in excess of $     a
share to other underwriters or to certain other dealers. After the offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 408,750 additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering of common stock. To the extent this option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number set forth next to the underwriter's name in the preceding table bears the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriters' over-allotment option is exercised in full, the total price to public would be
$     , and the total net proceeds to us would be approximately $     .

     Each of us, our executive officers, UtiliCorp United and certain of our directors have agreed, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 90 days after the date of this prospectus, subject to certain exceptions, not to, directly or indirectly:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us); or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The foregoing restrictions shall not apply to:

      --   the sale of any shares to the underwriters;

      -- transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the date of this prospectus;

      -- as to Quanta, any options granted or shares of common stock issued upon exercise of options granted pursuant to our 1997 Stock Option Plan or shares issued pursuant to our Employee Stock Purchase Plan;

      -- as to Quanta, shares issued upon the conversion into common stock of Limited Vote Common Stock, Series A preferred stock or convertible subordinated notes;

      -- as to Quanta, shares issued upon the exercise of preemptive rights held by UtiliCorp United;

      -- the issuance by us of shares of our common stock as consideration for the purchase by us of any businesses, products or technologies that are subject to our customary lock-up agreement with us that cannot be waived during the 90 day period;

      -- any private placement or transfer of convertible notes or shares of common stock or options or warrants to purchase shares of common stock to an investor who agrees to be bound by the restrictions above; or

      -- any transfer to a family member or trust affiliated with a security holder who agrees to be bound by the restrictions above.

     Our common stock is quoted on the New York Stock Exchange under the symbol "PWR."

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     The underwriting agreement provides that Quanta and the underwriters will indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The underwriters have engaged in transactions and performed various investment banking and other services for us in the ordinary course of business, for which they have received customary fees, and may continue to do so from time to time in the future. The underwriters listed on the cover of this prospectus supplement are also serving as underwriters in our concurrent notes offering for which they will receive customary underwriting fees.

     Bank of America, N.A., an affiliate of Banc of America Securities LLC, and SunTrust Bank, Atlanta, an affiliate of SunTrust Equitable Securities Corporation, are lenders under Quanta's credit facility, a portion of which will be repaid with the proceeds of this offering.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Quanta by Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio, Texas. Certain legal matters related to this common stock offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The annual financial statements of Quanta incorporated by reference in this prospectus supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. We hereby incorporate by reference in this prospectus supplement the following documents and any future filings which we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to termination of this offering:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

          2.  Quarterly Report on Form 10-Q for the period ended March 31, 2000.

          3.  Current Report on Form 8-K as filed with the SEC on May 20, 2000.

          4. The description of our common stock contained in our Form 8-A dated January 23, 1998, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock.

          5. The description of our preferred stock purchase rights contained in our Form 8-A dated March 21, 2000.

     We will provide you with a copy of any document incorporated by reference without charge. Direct your request for copies to:

                             QUANTA SERVICES, INC.
                           ATTN: CORPORATE SECRETARY
                        1360 POST OAK BLVD., SUITE 2100
                              HOUSTON, TEXAS 77056

PROSPECTUS

                                  $500,000,000

                             Quanta Services, Inc.

                            ------------------------

WE WILL OFFER AND SELL, FROM TIME TO TIME, IN ONE OR MORE OFFERINGS, THE DEBT AND EQUITY SECURITIES DESCRIBED IN THIS PROSPECTUS. THE TOTAL OFFERING PRICE OF THESE SECURITIES, IN THE AGGREGATE, WILL NOT EXCEED $500 MILLION. WE WILL PROVIDE SPECIFIC TERMS OF THESE OFFERINGS AND SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS.

                            ------------------------

WE WILL OFFER AND SELL, FROM TIME TO TIME, IN ONE OR MORE OFFERINGS:

 --   COMMON STOCK

 --   DEBT SECURITIES

 --   PREFERRED STOCK

 --   WARRANTS

                            ------------------------

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 3 OF THIS PROSPECTUS.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

                            ------------------------

This prospectus is dated June 30, 2000.

                               TABLE OF CONTENTS

About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Special Note Regarding Forward-Looking Statements...........    2
The Company.................................................    2
Risk Factors................................................    3
Use of Proceeds.............................................    7
Holding Company Structure...................................    7
Ratios of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Dividends.....................    7
Description of Debt Securities..............................    8
Description of Capital Stock................................   19
Depositary Shares...........................................   25
Description of Warrants.....................................   27
Plan of Distribution........................................   27
Legal Matters...............................................   29
Experts.....................................................   29

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file such information with the New York Stock Exchange, on which our common stock is listed. Such reports, proxy statements and other information may be read and copied at 30 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents filed by us listed below and any further filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or we terminate this offering:

      --   Annual Report on Form 10-K for the year ended December 31, 1999;

      --   Current Report on Form 8-K filed March 20, 2000;

      --   Quarterly Report on Form 10-Q for the period ended March 31, 2000;

      -- The description of our common stock contained in our Form 8-A dated January 23, 1998, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock; and

      -- The description of our preferred stock purchase rights contained in our Form 8-A dated March 21, 2000.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

     Quanta Services, Inc.
     1360 Post Oak Blvd., Suite 2100
     Houston, Texas 77056
     Attention: Corporate Secretary
     (713) 629-7600

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporated by reference, contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements appear in a number of places in this prospectus and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things:

      --   general economic and business conditions;

      -- our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

      --   anticipated trends in our business;

      --   existing and future regulations affecting our business;

      -- our ability to obtain additional debt and equity financing to support our growth strategy;

      --   our ability to complete acquisitions; and

      -- other risk factors described in the section entitled "Risk Factors" in this prospectus.

     You can identify these forward-looking statements by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions in this prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                  THE COMPANY

     We are a leading provider of specialized contracting services, including designing, installing, repairing and maintaining network infrastructure. We offer end-to-end network solutions to the telecommunications, cable television and electric power industries. The Internet and the resulting growth in demand for increased bandwidth coupled with deregulation, increased outsourcing by our customers and the convergence of the telecommunications, cable television and electric power industries have resulted in significant growth in demand for our services. To leverage the growth in demand for our services, we have made strategic acquisitions that expanded our geographic presence, generated operating synergies with existing businesses and developed new capabilities to meet our customers' evolving needs.

     Our principal offices in 37 states, as of the date of this prospectus, provide us the presence and capability to quickly and reliably complete turnkey projects nationwide. We perform services for many of the leading companies in the industries we target.

     Our principal executive offices are located at 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056, and our telephone number is (713) 629-7600.

     Additional information concerning us and our subsidiaries is included in our reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be aware that the occurrence of any of the events described in the Risk Factors section and elsewhere in this prospectus could have a material adverse effect on our business, financial condition or results of operations.

THE INDUSTRIES WE SERVE ARE SUBJECT TO RAPID TECHNOLOGICAL AND STRUCTURAL CHANGES THAT COULD REDUCE THE DEMAND FOR THE SERVICES WE PROVIDE.

     The telecommunications, cable television and electric power industries are undergoing rapid change as a result of technological advances and deregulation that could in certain cases reduce the demand for our services or otherwise adversely affect our business. New or developing technologies could displace the systems used for voice, video and data transmissions, and improvements in existing technology may allow telecommunications and cable television companies to significantly improve their networks without physically upgrading them. In addition, consolidation in the telecommunications, cable television and electric power industries may result in the loss of one or more of our customers.

WE MAY BE UNSUCCESSFUL AT GENERATING INTERNAL GROWTH.

     Our ability to generate internal growth will be affected by, among other factors, our success in:

      -- expanding the range of services we offer to customers to address their evolving network needs;

      --   attracting new customers;

      --   increasing the number of projects performed for existing customers;

      --   hiring and retaining employees;

      --   opening additional facilities; and

      --   reducing operating and overhead expenses.

     Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

WE MAY BE UNSUCCESSFUL AT INTEGRATING COMPANIES THAT WE ACQUIRE.

     We cannot be sure that we can successfully integrate our acquired companies with our other operations without substantial costs, delays or other operational or financial problems. If we do not implement proper overall business controls, our decentralized operating strategy could result in inconsistent operating and financial practices at the companies we acquire, and our overall profitability could be adversely affected. Integrating our acquired companies involves a number of special risks which could materially and adversely affect our business, financial condition and results of operations, including:

      --   failure of acquired companies to achieve the results we expect;

      --   diversion of our management's attention from operational matters;

      -- difficulties integrating the operations, management information systems and personnel of acquired companies;

      --   inability to retain key personnel of the acquired companies;

      --   risks associated with unanticipated events or liabilities;

      --   the potential disruption of our business; and

      -- the difficulty of maintaining uniform standards, controls, procedures and policies.

     If one of our acquired companies suffers customer dissatisfaction or performance problems, the reputation of our entire company could be materially and adversely affected.

WE MAY NOT HAVE ACCESS IN THE FUTURE TO SUFFICIENT FUNDING TO FINANCE DESIRED GROWTH.

     If we cannot secure additional financing from time to time in the future on acceptable terms, we may be unable to support our growth strategy. We cannot readily predict the timing, size and success of our acquisition efforts and therefore the capital that we will need for these efforts. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. Our existing debt agreements contain significant restrictions on our operational and financial flexibility, including our ability to incur additional debt if certain operating ratios are not satisfied, and if we seek more debt we may have to agree to additional covenants that limit our operational and financial flexibility. When we seek additional debt or equity financings, we cannot be certain that additional debt or equity will be available to us at all or on terms acceptable to us. Our credit facility requires that we obtain the consent of the lenders for acquisitions exceeding a certain level of cash consideration.

OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER.

     During the winter months, demand for our services may be lower due to inclement weather. Additionally, our quarterly results may also be materially affected by:

      -- variations in the margins of projects performed during any particular quarter;

      --   regional or general economic conditions;

      --   the budgetary spending patterns of customers;

      --   the timing and volume of work under new agreements;

      --   the termination of existing agreements;

      -- costs that we incur to support growth internally or through acquisitions or otherwise;

      -- losses experienced in our operations not otherwise covered by insurance;

      --   the change in mix of our customers, contracts and business;

      --   the timing of acquisitions;

      --   the timing and magnitude of acquisition assimilation costs; and

      --   increases in construction and design costs.

     Accordingly, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year.

OUR DEPENDENCE UPON FIXED PRICE CONTRACTS COULD ADVERSELY AFFECT OUR BUSINESS.

     We currently generate, and expect to continue to generate, a significant portion of our revenues under fixed price contracts. We must estimate the costs of completing a particular project to bid for such fixed price contracts. The cost of labor and materials, however, may vary from the costs we originally estimated. These variations, along with other risks inherent in performing fixed price contracts, may cause actual revenue and gross profits for a project to differ from those we originally estimated and could result in reduced profitability or losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs can have a significant impact on our operating results for any fiscal quarter or year.

MANY OF OUR CONTRACTS MAY BE CANCELED ON SHORT NOTICE AND WE MAY BE UNSUCCESSFUL IN REPLACING OUR CONTRACTS AS THEY ARE COMPLETED OR EXPIRE.

     Any of the following contingencies may have a material adverse effect on our revenue, net income and liquidity:

      --   our customers cancel a significant number of contracts;

      -- we fail to win a significant number of our existing contracts upon re-bid; or

      -- we complete the required work under a significant number of non-recurring projects and cannot replace them with similar projects.

     Many of our customers may cancel their contracts on short notice, typically 30 to 90 days, even if we are not in default under the contract. Certain of our customers assign work to us on a project-by-project basis under master service agreements. Under these agreements, our customers often have no obligation to assign work to us. Our operations could be materially and adversely affected if the volume of work we anticipate receiving from these customers is not assigned to us. Many of our contracts, including our master service agreements, are opened to public bid at the expiration of their terms. We cannot assure you that we will be the successful bidder on our existing contracts that come up for bid.

OUR BUSINESS GROWTH COULD OUTPACE THE CAPABILITY OF OUR CORPORATE MANAGEMENT INFRASTRUCTURE.

     We cannot be certain that our systems, procedures and controls will be adequate to support our operations as they expand. Future growth will also impose significant additional responsibilities on members of our senior management, including the need to recruit and integrate new senior level managers and executives. We cannot be certain that we can recruit and retain such additional managers and executives. To the extent that we are unable to manage our growth effectively, or are unable to attract and retain additional qualified management, our financial condition and results of operations could be materially and adversely affected.

THE DEPARTURE OF KEY PERSONNEL COULD DISRUPT OUR BUSINESS.

     We depend on the continued efforts of our executive officers and on senior management of the businesses that we acquire. Although we intend to enter into an employment agreement with each of our executive officers and certain other key employees, we cannot be certain that any individual will continue in such capacity for a particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could adversely affect our business, financial condition and results of operations. We do not carry key-person life insurance on any of our employees.

OUR BUSINESS IS LABOR INTENSIVE AND WE MAY BE UNABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

     Our ability to increase our productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our operating requirements. We, like many of our competitors, are currently experiencing shortages of qualified personnel. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel. Labor shortages as well as increased labor costs may have a material adverse affect on our ability to implement our growth strategy and our operations.

OUR UNIONIZED WORKFORCE COULD ADVERSELY AFFECT OUR OPERATIONS AND ACQUISITION STRATEGY.

     A significant percentage of our employees are covered by collective bargaining agreements. Although the majority of these agreements prohibit strikes and work stoppages, we cannot be certain that strikes or work stoppages will not occur in the future. Strikes or work stoppages would adversely impact our relationship with our customers and could materially and adversely affect our business, financial condition and results of operations. In addition, our selective acquisition strategy could be adversely affected because of our union status for a variety of reasons. For instance, our union agreements may be incompatible with the union agreements of a business we want to acquire and some businesses may not want to become affiliated with a unionized company.

OUR INDUSTRY IS HIGHLY COMPETITIVE.

     Our industry includes numerous small, owner-operated private companies, a few public companies and several large regional companies. In addition, there are few barriers to entry into our industry. As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Competition in the industry depends on a number of factors, including price. Certain of our competitors may have lower overhead cost structures than we do and may therefore be able to provide their services at lower rates than we can provide the same services. In addition, some of our competitors are larger and have greater resources than us. We cannot be certain that our competitors will not develop the expertise, experience and resources to provide services that are superior in both price and quality to our services. Similarly, we cannot be certain that we will be able to maintain or enhance our competitive position within our industry. We may also face competition from the in-house service organizations of our existing or prospective customers. Telecommunications, cable television and electric power service providers usually employ personnel who perform some of the same types of services we do. We cannot be certain that our existing or prospective customers will continue to outsource services in the future.

OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED AS A RESULT OF GOODWILL AMORTIZATION.

     When we acquire a business using purchase accounting, we record an asset called "goodwill" equal to the excess amount we pay for the business, including liabilities assumed, over the fair value of the tangible assets of the business we acquire. Pursuant to generally accepted accounting principles, we amortize this goodwill over its estimated useful life. We amortize goodwill over 40 years following the acquisition, which directly impacts our earnings in those years. Furthermore, we continually evaluate whether events or circumstances have occurred that indicate that the remaining useful life of goodwill may warrant revision or that the remaining balance may not be recoverable. Should we be required to accelerate the amortization of goodwill or write it off completely because of impairments or changes in accepted accounting principles, our results from operations may be materially and adversely affected.

WE COULD HAVE POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES.

     Our operations are subject to various environmental laws and regulations, including those dealing with the handling and disposal of waste products, polychlorinated biphenyls, fuel storage and air quality. As a result of past and future operations at our facilities, we may incur environmental remediation costs and other cleanup expenses. In addition, we cannot be certain that we will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business.

CERTAIN PROVISIONS OF OUR CORPORATE GOVERNING DOCUMENTS COULD MAKE AN ACQUISITION OF OUR COMPANY MORE DIFFICULT.

     Certain provisions in our certificate of incorporation and bylaws, our stockholders rights plan and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of Quanta or limit the price that investors may be willing to pay in the future for shares of our common stock. Our certificate of incorporation permits our board of directors to issue "blank check" preferred stock and to adopt amendments to our bylaws. Our bylaws restrict the right of stockholders to nominate directors and to submit proposals to be considered at stockholder meetings. Also, our certificate of incorporation and bylaws restrict the right of stockholders to call a special meeting of stockholders and to act by written consent. We are also subject to provisions of Delaware law which may prohibit us from engaging in any of a broad range of business transactions with an "interested stockholder" for a period of three years following the date such stockholder became classified as an interested stockholder. In addition, in March 2000 we adopted a stockholders rights plan that could cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

FUTURE SALES OF OUR COMMON STOCK MAY ADVERSELY AFFECT OUR STOCK PRICE.

     We have issued a significant amount of shares of our common stock as consideration for our acquisitions. Typically we obtain lock-up agreements from the stockholders of companies we acquire that restrict them from selling Quanta shares received by them in such transactions for at least one year. A significant amount of our outstanding common stock will become available for resale as these lock-up agreements expire. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock.

                                USE OF PROCEEDS

     Unless otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for general corporate purposes, including repayment of borrowings, working capital, capital expenditures and acquisitions.

                           HOLDING COMPANY STRUCTURE

     Quanta Services, Inc. is a holding company and our assets consist primarily of investments in our subsidiaries. Quanta's rights and the rights of our creditors, including holders of our debt securities, to participate in the distribution of assets of any person in which Quanta owns an equity interest will be subject to prior claims of the subsidiary's creditors upon the subsidiary's liquidation or reorganization. Although Quanta may itself be a creditor with recognized claims against such a subsidiary, claims of Quanta would still be subject to the prior claims of any secured creditor of such a subsidiary and of any holder of indebtedness of such a subsidiary that is senior to that held by Quanta. Accordingly, the holder of our debt securities may be deemed to be effectively subordinated to those claims.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
           EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

     The following table contains our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends for the periods indicated.

                                          YEAR ENDED DECEMBER 31,
                                      --------------------------------   THREE MONTHS ENDED
                                      1995   1996   1997   1998   1999     MARCH 31, 2000
                                      ----   ----   ----   ----   ----   ------------------
                                                           (UNAUDITED)
Ratio of earnings to fixed
  charges...........................  2.7    4.2    3.4    6.1    6.4           7.4
Ratio of earnings to combined fixed
  charges and preferred dividends...  2.7    4.2    3.4    6.1    6.2           6.9

     For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus dividends:

          (1) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and

          (2) "fixed charges" consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be either our senior debt securities ("Senior Debt Securities") or our subordinated debt securities ("Subordinated Debt Securities"). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures between Quanta and Chase Bank of Texas, National Association (the "Trustee"). Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together the Senior Indenture and the Subordinated Indenture are called "Indentures." The terms of the Debt Securities include those stated in the Indentures and those made part of the Indentures by reference to the Trust indenture Act of 1939, as amended. For purposes of this Description of Debt Securities, references to "we," "us," "our," "Company" or "Quanta" include only Quanta Services, Inc. and not its subsidiaries.

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series which are offered by a prospectus supplement will be described in the prospectus supplement.

     We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part and you should read the Indenture for provisions that may be important to you. In the summary below we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular sections or defined terms of the Indenture, such sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

GENERAL

     The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

     The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under "--Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock as described under "--Conversion of Debt Securities."

     The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe, among other things, the following terms of such Debt Securities:

          (1)  the title of the Debt Securities;

          (2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

          (3)  any limit on the aggregate principal amount of the Debt
     Securities;

          (4) the dates on which the principal of the Debt Securities will be payable;

          (5) the interest rate which the Debt Securities will bear and the interest payment dates for the Debt Securities;

          (6)  the places where payments on the Debt Securities will be payable;

          (7) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

          (8) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

          (9) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

          (10)  whether the Debt Securities are defeasible;

          (11)  any addition to or change in the Events of Default;

          (12) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate ("the Conversion Price") and any adjustments thereto in addition to or different from those described in this prospectus, the conversion period and other conversion provisions in addition to or in lieu of those described in this prospectus;

          (13) any addition to or change in the covenants in the Indenture applicable to any of the Debt Securities; and

          (14) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

     Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Federal income tax considerations, including special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount, may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

      -- the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency or similar proceedings;

      -- the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

      -- the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

     The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

     The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the Subordinated Debt Securities as described under "--Defeasance and Covenant Defeasance."

CONVERSION OF DEBT SECURITIES

     The Indentures may provide for a right of conversion of Debt Securities into our common stock (or cash in lieu thereof). (Sections 301 and 1701). The following provisions will apply to Debt Securities that are convertible Debt Securities unless otherwise provided in the prospectus supplement for such Debt Securities.

     The Holder of any convertible Debt Securities will have the right exercisable at any time prior to the close of business on the second Business Day prior to their Stated Maturity, unless previously redeemed or otherwise purchased by us, to convert such Debt Securities into shares of common stock at the Conversion Price set forth in the prospectus supplement, subject to adjustment. (Section 1702). The Holder of convertible Debt Securities may convert any portion thereof which is $1,000 in principal amount or any multiple thereof. (Section 1702).

     In certain events, the Conversion Price will be subject to adjustment as set forth in the Indenture. Such events include:

          (a) any payment of a dividend (or other distribution) payable in common stock on any class of our Capital Stock;

          (b)  any subdivision, combination or reclassification of common stock;

          (c) any issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price (as determined in accordance with the Indenture) of common stock; provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events relating to control and provided for in shareholders' rights plans, then the Conversion Price will not be adjusted until such triggering events occur, and provided further that if any such rights, options or warrants expire unexercised, the Conversion Price will be readjusted to take into account only the number of such rights, options or warrants actually exercised;

          (d) any distribution to all holders of common stock of evidences of indebtedness, shares of our Capital Stock other than common stock, cash or other assets (including securities, but excluding those dividends and distributions referred to above for which an adjustment must be made and excluding regular dividends and distributions paid exclusively in cash);

          (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all holders of common stock in an aggregate amount that, combined together with (1) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by us or any of our Subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of our company's market capitalization (defined as being the product of the then current market price of the common stock times the aggregate number of shares of common stock, Limited Vote Common Stock and Series A preferred stock, on an as converted basis, then outstanding) on the record date of such distribution; and

          (f) the completion of a tender or exchange offer made by us or any of our Subsidiaries for common stock that involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in a tender or exchange offer by us or any of our Subsidiaries for common stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of common stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 15% of our market capitalization on the expiration of such tender offer.

No adjustment of the Conversion Price will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Price as last adjusted. We reserve the right to make such reductions in the Conversion Price in addition to those required in the preceding provisions as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of a stock or stock rights will not be taxable to the recipients. Should we elect to make such a reduction in the Conversion Price, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price. (Section 1704).

     If we distribute rights, options or warrants (other than those referred to in (c) in the preceding paragraph) pro rata to holders of common stock, so long as any such rights, options or warrants have not expired or been redeemed by us, the Holder of any convertible Debt Security surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows:

          (1) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants; and

          (2) if such conversion occurs after such Distribution Date, the number of rights or warrants to which a holder of the number of shares of common stock into which such Debt Security was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants.

The Conversion Price will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants. (Section
1704).

     Fractional shares of common stock will not be issued upon conversion, but, instead, we will pay a cash adjustment based on the then current market price for the common stock. (Section 1703) Upon conversion, no adjustments will be made for accrued interest or dividends, and therefore convertible Debt Securities surrendered for conversion between the record date for an interest payment and the Interest Payment Date (except convertible Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the Holder is to receive. (Sections 1704 and 1702).

     In the case of any reclassification of the Conversion Shares, consolidation or merger of our company with or into another Person or any merger of another Person with or into us (with certain exceptions), or in case of any transfer or other disposition of all or substantially all of our assets, each convertible Debt Security then outstanding will, without the consent of any Holder, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, conveyance, transfer or lease by a holder of the number of shares of common stock into which such Debt Security was convertible immediately prior thereto, after giving effect to any adjustment event, who failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares. (Section 1705).

FORM, EXCHANGE AND TRANSFER

     The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

     At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

     Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. (Section 305) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002).

     If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section
305)

GLOBAL SECURITIES

     Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

     Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

          (1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture and a successor Depositary has not been obtained;

          (2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Security Registrar has received a written request from the Depositary to issue certificated Debt Securities; or

          (3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 205 and 305)

     As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in, or pledge, a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Trustees or our agents will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

     All moneys paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment thereof. (Section 1003)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a "successor Person"), and may not permit any Person to consolidate with or merge into us, unless:

          (1) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

          (2) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

          (3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met. (Section 801)

EVENTS OF DEFAULT

     Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

          (1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

          (2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

          (3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

          (4) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

          (5) failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets"; and

          (6) certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or any group of Subsidiaries that together would constitute a Significant Subsidiary. (Section 501)

     If an Event of Default (other than an Event of Default described in clause
(6) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (6) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. (Section 502) For information as to waiver of defaults, see "--Modification and Waiver" below.

     Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default shall occur and be continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable indemnity. (Section
603) Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

          (1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

          (2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

          (3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section
     507)

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security. (Section
508)

     We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of an Indenture may be made by us and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

          (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

          (2) reduce the principal amount of, or any premium or interest on, any Debt Security;

          (3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

          (4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

          (5) impair the right to institute suit for the enforcement of any payment on or any conversion right with respect to any Debt Security;

          (6) in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities;

          (7) in the case of convertible Debt Securities, modify the conversion provisions in a manner adverse to the Holders of the convertible Debt Securities;

          (8) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

          (9) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

          (10)  modify such provisions with respect to modification and waiver;
     or

          (11) following the making of an offer to purchase Debt Securities made pursuant to a covenant contained in the Indenture, modify the provisions of the Indenture with respect to such offer to purchase in a manner adverse to the Holders of such Debt Securities. (Section 902)

     Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, for any of the following purposes:

          (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company;

          (2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company;

          (3) to add any additional Events of Default for the benefit of the Holders of all or any series of Debt Securities;

          (4) to add to or change any of the provisions of the Indenture to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form;

          (5) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor
     (ii) modify the rights of the Holder of any such Debt Security with respect to such provision or (B) shall become effective only when there is no such Debt Security outstanding;

          (6)  to secure the Debt Securities;

          (7) to establish the form or terms of Debt Securities of any series as permitted by the Indenture;

          (8) to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture to provide for or facilitate the administration of the trusts by more than one Trustee;

          (9) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this Clause (9) shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect; or

          (10) to provide for the continuation of conversion rights in the case of certain mergers, consolidations or asset sales pursuant to Section 1705 of the Indenture. (Section 901)

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. (Section 1009) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

     The Indentures provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

          (1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date;

          (2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and

          (3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause
     (1) or (2) above, of the amount described in such clause).

Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1502, will not be deemed to be Outstanding. (Section 101)

     Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section
104)

DEFEASANCE AND COVENANT DEFEASANCE

     If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, or Section 1503, relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series. (Section 1501)

     Defeasance and Discharge. The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any Debt Securities, we will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities or Redemption Date in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

          (1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

          (2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing;

          (3) such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we or any Restricted Subsidiary is a party or by which we or any Restricted Subsidiary is bound;

          (4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any of our Senior Debt shall have occurred and be continuing and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing, permitting after notice or the lapse of time, or both, the acceleration thereof; and

          (5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940. (Sections 1502 and 1504)

     Defeasance of Certain Covenants. The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any Debt Securities, we may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (4) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities or Redemption Date in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities or Redemption Debt but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments. (Sections 1503 and 1504)

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

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

TITLE

     We, the Trustees and any agent of us or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.00001 per share, 3,345,333 shares of Limited Vote Common Stock, par value $.00001 per share, and 10,000,000 shares of preferred stock, par value $.00001 per share.

COMMON STOCK AND LIMITED VOTE COMMON STOCK

     The holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect six members of our board of directors. Shares of common stock are not subject to any redemption provisions and are not convertible into any of our other securities. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

     Holders of Limited Vote Common Stock, voting together as a single class, are entitled to elect one director. Holders of Limited Vote Common Stock are not entitled to vote on the election of any other directors. Only the holders of the Limited Vote Common Stock may remove the director such holders are entitled to elect. Holders of Limited Vote Common Stock are entitled to one-tenth of one vote for each share held on all other matters on which they are entitled to vote.

     Subject to the rights of any then outstanding shares of preferred stock, holders of common stock and Limited Vote Common Stock are together entitled to participate pro rata in such dividends as may be declared in the discretion of our board of directors out of funds legally available therefor. Holders of common stock and Limited Vote Common Stock together are entitled to share ratably in the net assets of Quanta upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of common stock and holders of Limited Vote Common Stock have no preemptive rights to purchase shares of stock of Quanta. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities of Quanta. Shares of Limited Vote Common Stock are not subject to any redemption provisions and are convertible into common stock as described below.

     Each share of Limited Vote Common Stock will automatically convert to common stock on a share-for-share basis in the event of a permitted disposition of such share of Limited Vote Common Stock by the holder thereof (other than a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder or to another holder of Limited Vote Common Stock or a related party thereto (whether a party is a "related party" shall be determined in accordance with Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code)). The holders of Limited Vote Common Stock have no rights to convert Limited

Vote Common Stock into common stock and the only conversion feature of the Limited Vote Common Stock is the automatic conversion upon a permitted disposition.

     Our common stock is listed on the NYSE.

PREFERRED STOCK

  SERIES A CONVERTIBLE PREFERRED STOCK

     In September 1999, Quanta entered into a Securities Purchase Agreement with UtiliCorp United and issued 1,860,000 shares of Series A convertible preferred stock for an initial investment of $186,000,000 before transaction costs. The holders of the Series A convertible preferred stock are entitled to receive dividends in cash at a rate of 0.5% per annum on an amount equal to $100.00 per share, plus all unpaid dividends accrued. In addition to the preferred dividend, the holders are entitled to participate in any cash or non-cash dividends or distributions declared and paid on the shares of common stock, as if each share of Series A convertible preferred stock had been converted at the then applicable conversion price into shares of common stock immediately prior to the record date for payment of such dividends or distributions. At any time after the sixth anniversary of the issuance of the Series A convertible preferred stock, if the closing price per share of our common stock is greater than $20.00, Quanta may terminate the preferred dividend. If, however, the closing price per share of our common stock is equal to or less than $20.00, then the preferred dividend may, at the option of UtiliCorp United, be adjusted to the then "market coupon rate," which shall equal our after-tax cost of obtaining financing, excluding common stock, to replace UtiliCorp United's investment in Quanta.

     UtiliCorp United, as the holder of the Series A convertible preferred stock, is entitled to that number of votes equal to the number of shares of common stock into which the outstanding shares of Series A convertible preferred stock are then convertible. Subject to certain limitations, UtiliCorp United is entitled to elect three of the total number of directors of Quanta. All or any portion of the outstanding shares of Series A convertible preferred stock may, at the option of UtiliCorp United, be converted at any time into fully paid and nonassessable shares of common stock. The conversion price is currently $20.00 and may be adjusted under certain circumstances.

     Our stockholders approved a proposal at our annual meeting on May 24, 2000 that allows UtiliCorp United to exchange up to 7,924,806 shares of common stock for up to 1,584,961 additional shares of Series A convertible preferred stock, at a rate of five shares of common stock for one share of Series A convertible preferred stock. When consummated, the exchange will also reduce the stated amount per share of Series A convertible preferred stock on which dividends are paid to $53.99 per share. It is contemplated that the exchange will be consummated during July 2000. The exchange will not adversely affect our other holders of common stock or Limited Vote Common Stock. The additional shares of Series A preferred stock to be issued to UtiliCorp United in the exchange will not give UtiliCorp United any greater voting power than it presently has as a holder of the common stock to be exchanged, and will not give UtiliCorp United any additional veto power. In addition, the Series A preferred stock has no liquidation preference, and the certificate of designation will be amended so that the aggregate dividend payable to UtiliCorp United on the Series A convertible preferred stock is, as a result of the change in the stated amount per share, unaffected by the occurrence of the exchange.

  AUTHORIZED BUT UNISSUED PREFERRED STOCK

     We will specify in the prospectus supplement any terms of any series of preferred stock offered, including:

      -- the series, the number of shares offered and the liquidation value of the preferred stock;

      --   the price at which the preferred stock will be issued;

      -- the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

      --   the liquidation preference of the preferred stock;

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

      -- whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

      -- whether the preferred stock is convertible into or exchangeable for any other securities, and the terms of any such conversion or exchange; and

      -- any additional rights, preferences, qualifications, limitations or restrictions of the preferred stock.

     The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the statement of resolution relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the statement of resolution as an exhibit or incorporate it by reference.

     Additional preferred stock may be issued from time to time by our board of directors in one or more series. Subject to the provisions of the certificate of incorporation and limitations prescribed by law, our board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional, exchange or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the holders of common stock.

     In addition, the issuance of additional shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-market price of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

UTILICORP UNITED'S PRE-EMPTIVE RIGHTS

     In September 1999, we entered into an Investor's Rights Agreement with UtiliCorp United, pursuant to which UtiliCorp United received a pre-emptive right to participate in certain issuances of our securities to an extent that would allow UtiliCorp United to purchase that number of shares that would maintain the same equity interest as was represented by the initial issuance of 1,860,000 shares of Series A convertible preferred stock. UtiliCorp United's purchase price for each share of our common stock purchased pursuant to this right is equal to the closing price per share of our common stock on the date of issuance or sale of the securities. UtiliCorp United will have 10 business days after the end of any fiscal quarter in which we issue new securities to exercise its pre-emptive right with respect to that issuance. UtiliCorp United's pre-emptive right will terminate on the first to occur of (a) the expiration of the 10-day exercise period after a fiscal quarter in which UtiliCorp United fails to exercise its pre-emptive right in full, or (b) UtiliCorp United's transfer, sale, assignment, donation, pledge or other encumbrance of any of its shares of our Series A convertible preferred stock.

STOCKHOLDER RIGHTS PLAN

     In March 2000, our board of directors adopted a stockholder rights plan designed to protect long-term value for our stockholders in the event of any future unsolicited acquisition attempt. In connection with the

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

plan, our board of directors declared a dividend of one preferred share purchase right (a "Right") for each share of our common stock and Series A convertible preferred stock (on an as-converted basis) outstanding on March 27, 2000. Each Right entitles the registered holder to purchase from Quanta one one-thousandth of a share of our Series B Junior Participating Preferred Stock, par value $.00001 per share, at a price of $153.33 per one one-thousandth of a share of Series B preferred stock. The Rights will expire on March 8, 2010, unless we advance or extend the expiration date or unless we redeem or exchange the Rights earlier.

     The Rights are not exercisable until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" or (ii) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of our common stock. Except in certain situations, a person or group of affiliated or associated persons becomes an "Acquiring Person" upon acquiring beneficial ownership of 15% or more of the outstanding shares of our common stock. UtiliCorp United will not be deemed to be an Acquiring Person unless and until
(i) UtiliCorp United, or any UtiliCorp United affiliate or associate, acquires, or announces its intention to acquire, more than 49.9% of the total number of shares of outstanding common stock (on an as converted basis), assuming full conversion of all securities convertible into common stock, or (ii) there is a change in control of UtiliCorp United and UtiliCorp United then beneficially owns or tenders for 15% or more of our common stock.

     Shares of Series B preferred stock purchasable upon exercise of the Rights will not be redeemable. Subject to the rights of senior securities, each share of Series B preferred stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $1.00 per share, and (b) an amount equal to 1000 times the dividend declared per share of common stock. In the event of our liquidation, dissolution or winding up, the holders of the Series B preferred stock will be entitled to a minimum preferential payment of the greater of (a) $10.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1000 times the payment made per share of common stock, subject to the rights of senior securities. Each share of Series B preferred stock will have 1000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Series B preferred stock will be entitled to receive 1000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of common stock having a market value of two times the exercise price of the Right.

     In the event that, after a person or group has become an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of beneficial ownership of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become void), in whole or in part, for shares of common stock or Series B Preferred Stock (or a series of our preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of Series B Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

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

     At any time prior to the time an Acquiring Person becomes such, our board of directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") payable, at our option, in cash, shares of common stock or such other form of consideration as our board of directors shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     For so long as the Rights are then redeemable, we may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, we may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

STATUTORY BUSINESS COMBINATION PROVISION

     We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents a Delaware corporation from engaging in a "business combination" (as defined) with an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock or affiliate or associate) for three years following the time such stockholder became an interested stockholder unless (1) before such person became an interested stockholder, our board of directors of the corporation approved the business combination or the transaction in which the interested stockholder became an interested stockholder, (2) upon consummation of the transaction which resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (3) at or subsequent to the time such person became an interested stockholder, the business combination was approved by our board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

LIMITATION ON DIRECTORS' LIABILITY

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable to us or our stockholders for monetary damages for breach of a director's fiduciary duty as a director, except for liability for breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or for any transaction in which a director has derived an improper personal benefit.

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

     Our certificate of incorporation provides that each of our officers and directors will be indemnified and held harmless, to the fullest extent permitted by Delaware law (as amended from time to time), against all expenses, liabilities and losses reasonably suffered in connection with any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of us or, while being at the time a director or officer of us, is or was serving at our request as a director, trustee, officer, employee or agent of another entity. We are not, however, permitted to indemnify any person in connection with a proceeding initiated by that person unless such proceeding was authorized by our board of directors. Our bylaws also provide for mandatory advancement of expenses of officers and directors incurred in defending any covered proceeding in advance of its final disposition. We also carry directors' and officers' liability insurance.

     The inclusion of these provisions in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters.

OTHER MATTERS

     Our certificate of incorporation provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of the outstanding voting stock entitled to vote with respect to the election of such director. This provision, in conjunction with the provision of our bylaws authorizing our board of directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

     Our certificate of incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our certificate of incorporation provides that special meetings of the stockholders can be called only by the Chairman of the Board pursuant to a resolution approved by a majority of the whole board of directors.

STOCKHOLDER PROPOSALS

     Our bylaws contain provisions (1) requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and (2) establishing certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions provide that written notice must be given to our Secretary by a stockholder (a) in the event of business to be brought by a stockholder before, (1) an annual meeting, not less than 90 nor more than 180 days prior to the earlier of the date of the meeting or the anniversary date of the immediately preceding annual meeting of stockholders and
(2) a special meeting, not less than 40 nor more than 60 days prior to the date of such meeting of stockholders (with certain exceptions if less than 50 days notice or prior public disclosure of the date of the special meeting is given to stockholders) and (b) in the event of nominations of persons for election to our board of directors by any stockholder, (1) with respect to an election to be held at the annual meeting of stockholders, not less than 90 nor more than 180 days prior to the earlier of the date of the meeting or the anniversary date of the immediately preceding annual meeting of stockholders and (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in our bylaws. The foregoing summary is qualified in its entirety by reference to our bylaws.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

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

                               DEPOSITARY SHARES

GENERAL

     We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the "Bank Depositary"). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

     We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

DIVIDENDS AND OTHER DISTRIBUTIONS

     If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder's depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then
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

outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

CHARGES OF BANK DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

MISCELLANEOUS

     The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

     Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF BANK DEPOSITARY

     The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

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

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

     You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

          (1) the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

          (2) the date on which the right to exercise the warrants shall commence and the date on which such right shall expire (the "Expiration Date");

          (3) United States Federal income tax consequences applicable to the warrants;

          (4) the amount of the warrants outstanding as of the most recent practicable date; and

          (5)  any other terms of the warrants.

     Warrants will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to such warrant. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

     Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

     We may sell securities pursuant to this prospectus in or outside the United States (a) through underwriters or dealers, (b) through agents or (c) directly to one or more purchasers, including our existing stockholders in a rights offering. The prospectus supplement relating to any offering of securities will include the following information:

      --   the terms of the offering;

      --   the names of any underwriters, dealers or agents;

      --   the name or names of any managing underwriter or underwriters;

      --   the purchase price of the securities from us;

      --   the net proceeds to us from the sale of the securities;

      --   any delayed delivery arrangements;

      -- any underwriting discounts, commissions and other items constituting underwriters' compensation;

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

      --   any initial public offering price;

      --   any discounts or concessions allowed or reallowed or paid to dealers;
           and

      --   any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

     If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

DIRECT SALES AND SALES THROUGH AGENTS

     We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

     We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.

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

                                 LEGAL MATTERS

     Our legal counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The annual financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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